EXHIBIT 99.1


                                  FORM 10-K SB

                    OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, D.C. 20219



[X] Annual Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended DECEMBER 31, 1998.


                            SIX RIVERS NATIONAL BANK
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                CALIFORNIA                                68-0176905
     -------------------------------               ------------------------
     (State or other jurisdiction of               (IRS Employer ID Number)
     incorporation or organization)

                     402 F STREET, EUREKA, CALIFORNIA 95501
                    ----------------------------------------
                    (Address of principal executive offices)

Registrant's telephone number, including area code:    (707) 443-8400

Former name, former address and former fiscal year, if changed since last report: NOT APPLICABLE.
        ---------------

Securities registered pursuant to Section 12(g) of the Act:

             SIX RIVERS NATIONAL BANK - PAR VALUE $5.00 COMMON STOCK
                                (Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [ ] No [X]

Aggregate market value of shares held by non-affiliates of the registrant (price computed using last sale price displayed on the Nasdaq National Stock Market as of the close of business on March 29, 1999):

                                   $16,078,062
                                   -----------

         Indicate the number of shares outstanding of the registrant's common stock, as of March 29, 1999:

                                    1,461,642
                                    ---------

                       DOCUMENTS INCORPORATED BY REFERENCE

                                                   PARTS OF FORM 10-K INTO WHICH
DOCUMENTS INCORPORATED                                              INCORPORATED

Definitive proxy statement for the Company's 1999
Annual Meeting of Shareholders to be filed within
120 days of the end of the fiscal year ended
December 31, 1998.                                                      Part III

PART I.

ITEM 1.  BUSINESS

THIS ANNUAL REPORT ON FORM 10-K SB INCLUDES FORWARD-LOOKING INFORMATION WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND IS SUBJECT TO THE "SAFE HARBOR" CREATED BY THOSE SECTIONS. THESE FORWARD-LOOKING STATEMENTS (WHICH DO NOT INVOLVE THE HISTORICAL OR FINANCIAL STATEMENT INFORMATION HEREIN) INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING FACTORS: COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; CHANGES IN THE INTEREST RATE ENVIRONMENT; GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY AND AN INCREASE IN THE PROVISION FOR POSSIBLE LOAN LOSSES; THE ABILITY OF THE BANK TO IMPROVE OR MAINTAIN ASSET QUALITY WHILE IMPLEMENTING ITS RECENT EMPHASIS ON COMMERCIAL LENDING; CHANGES IN THE
REGULATORY ENVIRONMENT; CHANGES IN BUSINESS CONDITIONS, PARTICULARLY IN HUMBOLDT, DEL NORTE, TRINITY AND MENDOCINO COUNTIES AND IN THE TIMBER OR TIMBER RELATED INDUSTRIES; CERTAIN OPERATIONAL RISKS INCLUDING DATA PROCESSING OR FRAUD; VOLATILITY OF RATE SENSITIVE DEPOSITS; ASSET/LIABILITY MATCHING RISKS AND LIQUIDITY RISKS; RISKS ASSOCIATED WITH THE YEAR 2000 DATE CHANGE; AND CHANGES IN THE SECURITIES MARKETS.

GENERAL

         Six Rivers National Bank (the "Bank"), a national banking association, is a full service commercial bank formed in 1989 and headquartered in Eureka, California, approximately 250 miles north of San Francisco. The Bank conducts a community banking business through eight full-service offices in Eureka (2), Crescent City, Ferndale, Garberville, McKinleyville, Weaverville and Willits. It concentrates on obtaining low-cost core deposits from local customers and making primarily commercial, consumer and real estate loans to local borrowers.

         The Bank is chartered under the laws of the United States and is governed by the National Bank Act and the regulations promulgated thereunder. The Bank is a member of the FDIC, which currently insures the deposits of each member bank to a maximum of $100,000 per depositor. For this protection, the Bank pays a semi-annual assessment (currently set at a nominal amount) and is subject to the rules and regulations of the FDIC pertaining to deposit insurance and other matters. National banks are subject to regulation, supervision and regular examination by the OCC. The regulations of the FDIC and the OCC govern many aspects of the Bank's business and activities, including investments, loans, borrowings, branching, mergers and acquisitions, reporting and numerous other areas. All national banks are members of the Federal Reserve System. The Bank is also subject to applicable provisions of California law to the extent such provisions are not in conflict with or preempted by federal banking law.

         On November 6, 1997, the Bank completed the purchase and conversion of four branches of Bank of America ("the Acquisition"). The Acquisition of the four branches increased the Bank's size from four locations to eight and increased its presence outside of Humboldt and Del Norte counties to Trinity County to the northeast and Mendocino County to the south. In order to finance the purchase of the branches the Bank completed a secondary stock offering in the fourth quarter of 1997, netting approximately $13.2 million on the sale of 862,500 shares of the Bank's common stock.

         At December 31, 1998, the Bank had total assets of $203.2 million, total net loans of $104.2 million, deposits of $182.9 million and shareholders' equity of $18.5 million. The Bank competes with approximately 13 other banking or savings institutions in its service areas. The Bank's market share of FDIC-insured deposits in the four-county service area of Humboldt, Del Norte, Mendocino and Trinity counties is approximately 8.3% at December 31, 1998 (based upon information made available by the FDIC through June 30, 1998).

STRATEGY

         The geographic area served by the Bank is a rural market along California's north coast and southern Oregon. The Bank's promotional activities stress its specialized services and responsiveness to unique local needs.

         The Bank accepts checking and savings deposits, offers money market deposit accounts and certificates of deposit, makes secured and unsecured commercial and other installment and term loans, and offers other customary banking services. The Bank also makes real estate loans that consist primarily of term and construction financing for both businesses and individuals. Included in the bank's commercial product line are loans to businesses and professionals for accounts receivable financing, equipment financing, letters of credit and loans that are partially guaranteed by the U.S. Government (see "Management's Discussion and Analysis - Loan Portfolio").

         The Bank's business strategy is to continue to grow its assets and increase profitability and shareholder value by: (i) developing or acquiring low-cost deposits to fund existing loan demand; (ii) developing new lending relationships in its recently expanded market areas; (iii) increasing market share in existing markets and expanding its market area to similar nearby communities; and (iv) by developing alternative sources of income.

EMPLOYEES

         At December 31, 1998 the Bank had 94 full-time equivalent officers and employees. None of the Bank's employees are represented by a union. Management believes that employee relations are good.

THE EFFECT OF GOVERNMENT POLICY ON BANKING

         The earnings and growth of the Bank are affected not only by local market area factors and general economic conditions, but also by government monetary and fiscal policies. The nature and impact of future changes in such policies on the business and earnings of the Bank cannot be predicted. Additionally, state and federal tax policies can impact banking organizations. As a consequence of the extensive regulation of commercial banking activities in the United States, the business of the Bank is particularly susceptible to being affected by the enactment of federal and state legislation which may increase or decrease the cost of doing business, modify permissible activities or enhance the competitive position of other financial institutions. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of the Bank.

                           REGULATION AND SUPERVISION

REGULATORY ENVIRONMENT

         The banking and financial services industry is heavily regulated. Statutes, regulations and policies affecting the industry are frequently under review by Congress and state legislatures, and by the federal and state agencies charged with supervisory and examination authority over banking institutions. Changes in the banking and financial services industry can be expected to occur in the future. Some of the changes may create opportunities for the Bank to compete in financial markets with less regulation. However, these changes also may create new competitors in geographic and product markets that have historically been limited by law to insured depository institutions such as the Bank. Changes in the statutes, regulation, or policies that affect the Bank cannot necessarily be predicted and may have a material effect on their business and earnings.

         The credit and monetary policies of the Federal Reserve Bank ("FRB") affect the operations of banking institutions. An important function of the FRB is to regulate the national supply of bank credit. Among the instruments of monetary policy used by the FRB to implement its objectives are open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements on bank deposits. These instruments of monetary policy are used in varying combinations to influence the overall level of bank loans, investments and deposits, the interest rates charged on loans and paid for deposits, the price of the dollar in foreign exchange markets, and the level of inflation. The credit and monetary policies of the FRB will continue to have a significant effect on the Bank.

         Set forth below is a summary of significant statutes, regulations and policies that apply to the operation of the Bank. This summary is qualified in its entirety by reference to the full text of such statutes, regulations and policies.

DIVIDENDS

         The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution, depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. The Federal Deposit Insurance Corporation Insurance Act ("FDICIA") prohibits insured depository institutions from making capital distributions, including dividends, if, after such transaction, the institution would be undercapitalized. A bank is undercapitalized for this purpose if its leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio are not at least 4%, 4% and 8%, respectively (see "Regulatory Capital Requirements").

         In addition, the National Bank Act prohibits a national bank from declaring a dividend on its shares of common stock unless its surplus fund exceeds the amount of its common capital (total outstanding common shares times the par value per share). Additionally, if losses have at any time been sustained equal to or exceeding a bank's undivided profits then on hand, the bank may not pay dividends. Moreover, even if a bank's surplus exceeded its common capital and its undivided profits exceed its losses, the approval of the OCC is required for the payment of dividends if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits of that year combined with its retained net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. A national bank must consider other business factors in determining the payment of dividends. The payment of dividends by the Bank is governed by the Bank's ability to maintain minimum required capital levels and an adequate allowance for loan losses.

REGULATORY CAPITAL REQUIREMENTS

         National banks are required to maintain a minimum risk-based capital ratio of 8% (at least 4% in the form of Tier 1 capital) of risk-weighted assets and off-balance sheet items. "Tier 1" capital consists of common equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries and excludes goodwill. "Tier 2" capital consists of cumulative perpetual preferred stock, limited-life preferred stock, mandatory convertible securities, subordinated debt, (subject to a limit of 1.25% of risk-weighted assets) general loan loss reserves and 45% of unrealized after-tax gains on securities classified as available for sale. In calculating the relevant ratio, a bank's assets and off-balance sheet commitments are risk-weighted: thus, for example, most commercial loans are included at 100% of their book value while assets considered less risky are included at a percentage of their book value (e.g., 20% for interbank obligations and 0% for U.S. treasury securities).

         The Bank is also subject to a leverage ratio standard. The leverage ratio guidelines require maintenance of a minimum ratio of 3% Tier 1 capital to total assets for the most highly rated organizations. Institutions that are less highly rated, anticipating significant growth or subject to other significant risks will be required to maintain capital levels ranging from 1% to 2% above the 3% minimum.

         Recent federal regulation established five tiers of capital measurement ranging from "well capitalized" to "critically undercapitalized." Federal bank regulatory authorities are required to take prompt corrective action with respect to inadequately capitalized banks. If a bank does not meet the minimum capital requirements set by its regulators, the regulators are compelled to take certain actions, which may include a prohibition on payment of dividends (see "Prompt Corrective Action and Other Enforcement Mechanisms").

         The following table presents the capital ratios for the Bank compared to the standards for well and adequately capitalized depository institutions, as of December 31, 1998.

                                          WELL       ADEQUATELY      BANK'S
                                       CAPITALIZED   CAPITALIZED     ACTUAL
                  Ratio:                  RATIO         RATIO        RATIO
                    Leverage               5.00%         4.00%        6.73%
                    Tier 1 Risk-based      6.00          4.00        11.05
                    Total Risk-based      10.00          8.00        12.30

         Regulators must take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. Regulators must also consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in evaluation of a bank's capital adequacy.

INSURANCE PREMIUMS AND ASSESSMENTS

         The FDIC has authority to impose a special assessment on members of the Bank Insurance Fund ("BIF") to insure that there will be sufficient assessment income for repayment of BIF obligations and for any other purpose that it deems necessary. The FDIC is authorized to set semi-annual assessment rates for BIF members at levels sufficient to increase the BIF's reserve ratio to a designated level of 1.25% of insured deposits. The BIF achieved this level in mid-1995.
Congress is considering various proposals to merge the BIF with the Savings Association Insurance Fund ("SAIF") or otherwise to require banks to contribute to the insurance funds for savings associations. Adoption of any of these proposals might increase the cost of deposit insurance for all banks, including the Bank.

         The FDIC has developed a risk-based assessment system, under which the assessment rate for an insured depository institution will vary according to the level of risk incurred in its activities. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is also to be assigned to one of the following "supervisory subgroups." Subgroup A, B or
C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. The FDIC assigns each member institution an annual FDIC assessment rate which, as of the date of this report, varies between $0.000 per $100 of insured deposits per annum with a $2,000 minimum (for well capitalized Subgroup A institutions) and $0.0027 per $100 of insured deposits per annum (for undercapitalized Subgroup C institutions).

         Under recent legislation, the cost of carrying bonds issued by the Financing Corporation ("FICO") to cover losses of failed savings associations will be allocated between BIF-insured institutions and SAIF-insured institutions, with BIF-insured institutions paying 20% percent of the amount paid by SAIF-insured institutions. The FDIC recently estimated that to cover these costs BIF institutions will pay an assessment of approximately $.0128 annually per $100 insured deposits, and SAIF institutions will pay approximately $.0644 annually per $100 of insured deposits. Starting in the year 2000, BIF and SAIF institutions will share the FICO bond costs equally, with an estimated assessment of $.0243 annually per $100 of insured deposits.

         This legislation will increase the Bank's premiums, as it will be required to share in the cost of carrying the FICO bonds. The increase will be slight until the year 2000, at which time it will increase.

COMMUNITY REINVESTMENT ACT

The Community Reinvestment Act ("CRA") requires each bank to identify the communities served by the bank's offices and to identify the types of credit the bank is prepared to extend within such communities. It also requires the bank's regulators to assess the bank's performance in meeting the credit needs of its community and to take such assessment into consideration in reviewing application for mergers, acquisitions and other transactions such as the Acquisition. An unsatisfactory rating may be the basis for denying such an application. In 1996, new compliance and examination guidelines for the CRA were promulgated by each of the federal banking regulatory agencies, fully replacing the prior rules and regulatory expectations with new ones ostensibly more performance based than before to be fully phased in as of July 1, 1997. The guidelines provide for streamlined examinations of smaller institutions. The Bank was rated "satisfactory" in its most recent CRA examination (May 5, 1998).

INTERSTATE BANKING

         RIEGLE-NEAL INTERSTATE BANKING AND BRANCHING EFFICIENCY ACT OF 1994

         INTERSTATE BANKING AND BRANCHING. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") authorized interstate banking and interstate branching, subject to certain state options.

         o Interstate acquisition of banks by holding companies was permitted in all states on and after September 29, 1995. However, states may continue to prohibit acquisition of banks that have been in existence less than five years and interstate chartering of new banks.

         o Interstate mergers of banks were permitted as of June 1, 1997, unless a state adopted legislation before June 1, 1997 to "opt out" of interstate merger authority. Individual states were permitted to enact legislation to permit interstate mergers earlier than that date.

         o Interstate acquisition of branches is permitted to a bank only if the law of the state where the branch is located expressly permits interstate acquisition of a branch without acquiring the entire bank.

         o Interstate DE NOVO branching is permitted to a bank only if a state adopts legislation to "opt in" to interstate de novo branching authority.

         LIMITATIONS ON CONCENTRATIONS. An interstate banking application may not be approved if the applicant and its depository institution affiliates would control more than 10% of insured deposits nationwide or more than 30% of insured deposits in the state in which the bank to be acquired is located. These limits do not apply to mergers solely between affiliates. States may waive the 30% cap on a nondiscriminatory basis. Nondiscriminatory state caps on deposit market share of a depository institution and its affiliates are not affected.

         AGENCY AUTHORITY. A bank subsidiary of a bank holding company is authorized to receive deposits, renew time deposits, close loans, service loans and receive payments on loans as an agent for a depository institution affiliate without being deemed a branch of the affiliate. A bank is not permitted to engage, as agent for an affiliate, in any activity as agent that it could conduct as a principal, or to have an affiliate, as its agent, conduct any activity that it could not conduct directly, under federal or state law.

         HOST STATE REGULATION. Out-of-state banks seeking to acquire or establish a branch are required to comply with any nondiscriminatory filing requirements of the host state where the branch is located. The host state may set notification and reporting requirements for a branch of an out-of-state bank. A branch of an out-of-state bank is subject to all of the laws of the host state regarding intrastate branching, consumer protection, fair lending and community reinvestment. A branch of an out-of-state bank is not permitted to conduct any activities at the branch that are not permissible for a bank chartered by the host state.

         MEETING LOCAL CREDIT NEEDS. CRA evaluations are required for each state in which an interstate bank has a branch. Interstate banks are prohibited from using out-of-state branches "primarily for the purpose of deposit production." Federal banking agencies have adopted regulations to ensure that interstate branches are being operated with a view to the needs of the host communities.

         In October 1995, California enacted state legislation in accordance with authority under the Riegle-Neal Act. State law permits banks headquartered outside California to acquire or merge with California banks that have been in existence for at least five years, and thereby establish one or more California branch offices. An out-of-state bank may not enter California by acquiring one or more branches of a California bank or other operations constituting less than the whole bank. The law authorizes waiver of the 30% limit on statewide market share for deposits as permitted by the Riegle-Neal Act. This law also authorizes California state-licensed banks to conduct certain banking activities (including receipt of deposits and loan payments and conducting loan closings) on an agency basis on behalf of out-of-state banks and to have out-of-state banks conduct similar agency activities on their behalf.

REGULATION OF CHANGE OF CONTROL

         Individuals, acting alone or in concert with others, seeking to acquire more than 10% of the voting securities of the Bank must comply with the Change in Bank Control Act. Entities seeking to acquire 5% or more of any class of voting securities of, or otherwise to control, the Bank must comply with the Bank Holding Company Act of 1956, as amended (the "BHC Act").

PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

         "FDICIA" requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

         Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified in the following categories based on the capital measures indicated below:

         "Well capitalized" Total risk-based capital of 10%; Tier 1 risk-based capital of 6%; and Leverage ratio of 5%.
         "Adequately capitalized" Total risk-based capital of 8%; Tier 1 risk-based capital of 4%; and Leverage ratio of 4%.
         "Undercapitalized" Total risk-based capital less than 8%; Tier 1 risk-based capital less than 4%; or Leverage ratio less than 4%.
         "Significantly undercapitalized" Total risk-based capital less than 6%; Tier 1 risk-based capital less than 3%; or Leverage ratio less than 3%.
         "Critically undercapitalized" Tangible equity to total assets less than 2%.

         An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratios actually warrant such treatment.

         If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency. Undercapitalized institutions must submit an acceptable capital restoration plan. Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. The most important additional measure is that the appropriate federal banking agency is required to either appoint a receiver for the institution within 90 days, or obtain the concurrence of the FDIC in another form of action.

         In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted. Additionally, a holding company's inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company. The Bank will be subject to a consent order issued by the OCC with respect to certain of the Bank's operations (see footnote 17 of the Bank's financial statements).

SAFETY AND SOUNDNESS STANDARDS

         FDICIA also implemented certain specific restrictions on transactions and required federal banking regulators to adopt overall safety and soundness standards for depository institutions related to internal control, loan underwriting and documentation and asset growth. Among other things, FDICIA limits the interest rates paid on deposits by undercapitalized institutions, restricts the use of brokered deposits, limits the aggregate extensions of credit by a depository institution to an executive officer, director, principal shareholder or related interest, and reduces deposit insurance coverage for deposits offered by undercapitalized institutions for deposits by certain employee benefits accounts.

         Federal banking agencies may require an institution to submit to an acceptable compliance plan as well as the flexibility to pursue other more appropriate or effective courses of action given the specific circumstances and severity of an institution's noncompliance with one or more standards.

RECENTLY ENACTED LEGISLATION

         The Taxpayer Relief Act of 1997 provides for Education Individual Retirement Accounts ("Education IRA"), a new type of tax-free savings vehicle to pay qualified higher education expenses. A maximum of $500 per year may be contributed to Education IRAs for any beneficiary under the age of 18 years, provided the contributor has adjusted gross income for the year not exceeding $95,000 ($150,000 for joint returns). No income tax deduction is provided for a contribution to an Education IRA. Until a distribution is made from an Education IRA, earnings on contributions to the account are not subject to tax. Additional restrictions apply as well.

         In 1997, California adopted the Environmental Responsibility Acceptance Act (Cal. Civil Code ss.ss. 850-855) to facilitate (i) the notification of government agencies and potentially responsible parties (e.g., for cleanup) of the existence of contamination and (ii) the cleanup or other remediation of contamination by the potentially responsible parties. The Act requires, among other things, that owners of sites who have actual awareness of a release of a hazardous material that exceeds a specified notification threshold to take all reasonable steps to identify the potentially responsible parties and to send a notice of potential liability to the parties and the appropriate oversight agency.

         During 1996, new federal legislation amended the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and the underground storage tank provisions of the Resource Conservation and Recovery Act to provide lenders and fiduciaries with greater protections from environmental liability. In June 1997, the U.S. Environmental Protection Agency ("EPA") issued its official policy with regard to the liability of lenders under CERCLA as a result of the enactment of the Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996. California law provides that, subject to numerous exceptions, a lender acting in the capacity of a lender shall not be liable under any state or local statute, regulation or ordinance, other than the California Hazardous Waste Control Law, to undertake a cleanup, pay damages, penalties or fines, or forfeit property as a result of the release of hazardous materials at or from the property.

PENDING LEGISLATION AND REGULATIONS

         There are pending legislative proposals to reform the Glass-Steagall Act to allow affiliations between banks and other firms engaged in "financial activities," including insurance companies and securities firms.

         On September 16, 1997, the FDIC proposed two new rules governing minimum capital levels that FDIC-supervised banks must maintain against the risks to which they are exposed. The first proposed rule would make risk-based capital standards consistent for two types of credit enhancements (i.e., recourse arrangements and direct credit substitutes) and would require different amounts of capital for different risk positions in asset securitization transactions. The second proposed rule would permit limited amounts of unrealized gains on equity securities to be recognized for risk-based capital purposes.

         Certain other pending legislative proposals include bills to permit banks to pay interest on business checking accounts, to cap consumer liability for stolen debit cards, and to give judges the authority to force high-income borrowers to repay their debts rather than cancel them through bankruptcy.

AUDIT REQUIREMENTS

         All depository institutions are required to have an annual, full-scope on-site examination. Those depository institutions with assets greater than $500 million are required to have annual independent audits and to prepare all financial statements in accordance with generally accepted accounting principles. Each institution is required to have an independent audit committee comprised entirely of outside directors.

SEGMENT REPORTING

         On January 1, 1998, the Bank adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. This statement will not impact the Bank's financial position, results of operations or cash flows. Management evaluates the Bank's performance as a whole, does not allocate resources based on the performance of different lending or transaction activities and reports its operating results as a single business segment.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998 the Financial Accounting Standards Board issued SFAS No. 133 ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The statement establishes accounting and reporting standards for derivative instruments and hedging activities. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Bank is in the process of determining what impact SFAS No. 133 will have on its financial position and results of operations.

YEAR 2000

         The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a 2-digit year is commonly referred to as the Year 2000 compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

         The Bank has written a plan to mitigate the risks associated with the impact of the Year 2000. The plan directs the Bank's Year 2000 activities under the framework of the Federal Financial Institutions Examination Council ("FFIEC") Five-Step Program. The FFIEC's Five-Step Program includes the
following   phases:   Awareness,   Assessment,    Renovation,   Validation   and

Implementation. The Awareness Phase, which is 100% complete, defines the Year 2000 problem and gains executive level support for the necessary resources to prepare the Bank for Year 2000 compliance. The Assessment Phase, also 100% complete, assesses the size and complexity of the problem and details the magnitude of the effort necessary to address the Year 2000 issues. Although the Awareness and Assessment Phases are complete, the Bank will continue to evaluate any new issues as they arise. The Renovation Phase, now 90% complete, includes the incremental changes to hardware and software components. The Validation Phase, also 90% complete, includes the testing of hardware and software components and is scheduled to be substantially complete by June 30, 1999. The Implementation Phase, 80% complete, certifies that systems are Year 2000 compliant and will be accepted by the end users. The Implementation Phase is scheduled to be substantially complete by June 30, 1999. The Bank has completed the development of test and validation methodologies for its Information Technology systems. Testing of applications was substantially completed by December 31, 1998. In some cases, the bank will rely on service providers and software vendors to facilitate proxy testing with a selected group of users. The Bank will review the test plans and validate the results of the proxy testing to ensure the Year 2000 compliance of those systems. The Bank's business also uses non-IT products and services, some of which have embedded technology, which might not be ready for the Year 2000 date change. Some non-IT products and services involve infrastructure issues such as power, communications and water, as well as ventilation, vault operations and air conditioning equipment. The Bank classifies power and communications as non-IT products and considers them to be of significant importance, giving them a high priority. Based on responses from vendors and software providers, the Bank does not anticipate incurring any material expenses owed to unpreparedness. The Bank has identified material third party relationships to minimize the potential loss from unpreparedness of these parties. The testing and validation of these systems was substantially completed by December 31, 1998.

         The Bank is making efforts to ensure that its customer base is aware of the Year 2000 problem. Year 2000 correspondence has been sent to both deposit and loan customers. The Bank has amended its credit authorizations and documentation to include consideration regarding the Year 2000 problem. Significant customer relationships have been identified, and such customers are being contacted by the Bank's employees to determine whether they are aware of Year 2000 risks and whether they are taking corrective actions.

         The total cost to the Bank of these Year 2000 compliance activities was approximately $10,000 for 1998, and an additional $90,000 is anticipated for 1999. Costs associated with the modifications necessary are being expensed by the Bank during the period in which they are incurred. These costs and the date on which the Bank plans to complete the Year 2000 modification and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that the estimates of costs for 1999 will be accurate since actual results could differ from those planned. The costs incurred in 1998 did not have a material effect on the Bank's reported earnings for 1998 and the Bank does not expect the costs incurred for the same period in 1999 to have a material effect on net income. It is anticipated that any disruption of services would be partial and brief, and that there will not be a material impact on revenues or earnings.

         The Bank is developing contingency plans to address the possibility that efforts to mitigate Year 2000 risk are not successful either in whole or in part. These plans will include remedial efforts up to and including complete manual processing of information for critical IT systems in the event that there is a failure after December 31, 1999. These plans, along with all associated implementation training, should be completed by June 30, 1999.

         The factors that may cause actual results to differ materially from those contemplated may include the failure by third parties to adequately remediate Year 2000 issues or the inability of the Bank to complete writing and/or testing software changes on time schedules currently expected. Nevertheless, the Bank expects that its Year 2000 compliance efforts will be successful without any adverse effects on its business.

ORGANIZATION OF BANK HOLDING COMPANY

         THE BOARD OF DIRECTORS OF THE BANK IS CONSIDERING ORGANIZING A HOLDING COMPANY FOR THE BANK (THE "REORGANIZATION"). UNDER THE REORGANIZATION, SHAREHOLDERS OF THE BANK (INCLUDING PERSONS WHO BECOME SHAREHOLDERS AS A RESULT OF THIS REORGANIZATION WOULD EXCHANGE THEIR SHARES OF COMMON STOCK OF THE BANK FOR SHARES OF COMMON STOCK OF THE NEW HOLDING COMPANY. THE FOLLOWING DISCUSSION DOES NOT CURRENTLY APPLY TO THE BANK, BUT WOULD APPLY TO THE BANK'S HOLDING COMPANY, TO BE KNOWN AS SIX RIVERS FINANCIAL CORP., WHEN THE REORGANIZATION IS COMPLETED. THE BANK WOULD CONTINUE TO BE REGULATED BY THE OCC.

         On September 15, 1997, the Shareholders of the Bank approved a recommendation by the Board of Directors to create a holding company for the Bank (the "Reorganization"). The Board believes the Reorganization will provide greater operating flexibility and position the organization to take advantage of opportunities to: (i) expand business through acquisitions; (ii) raise capital through borrowing; (iii) repurchase its securities; and (iv) acquire or establish other businesses related to banking. The Bank does not have any current plans to consummate any such acquisition, borrowings or repurchases. Under the Reorganization, shareholders would exchange each share of Common Stock of the Bank for a share of common stock of a proposed bank holding company. The completion of the Reorganization is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "FRB"). The Bank anticipates making an application to the FRB during 1999.

REGULATION AND SUPERVISION OF BANK HOLDING COMPANIES

         Upon completion of the Reorganization, Six Rivers Financial Corp. would become a bank holding company under the Bank Holding Company Act ("BHC Act") and would be subject to regulation by the FRB. A bank holding company is required to register as such with the FRB and to file with the FRB annual reports and other information regarding its business operations and those of its subsidiaries.

         Pursuant to the BHC Act, a bank holding company is subject to limitations on the kinds of businesses in which it can engage directly or through subsidiaries. It may of course manage or control banks. Generally, however, it is prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of any class of voting shares of an entity engaged in nonbanking activities, unless the FRB finds such activities to be "so closely related to banking" as to be deemed "a proper incident thereto" within the meaning of the BHC Act. Removal of many of the activity limitations is currently under review by Congress, but whether any legislation liberalizing permitted bank holding company activities will be enacted is not known. Bank acquisitions by bank holding companies are also regulated. A bank holding company may not acquire more than 5% of the voting shares of any domestic bank without the prior approval of the FRB.

         The BHC Act subjects bank holding companies to minimum capital requirements similar to those for national banks (see "Regulatory Capital Requirements"). Regulations and policies of the FRB also require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. It is the FRB's policy that a bank holding company should stand ready to use available resources to provide adequate capital funds to a subsidiary bank during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting a subsidiary bank. Under certain conditions, the FRB may conclude that certain actions of a bank holding company, such as a payment of a cash dividend, would constitute an unsafe and unsound banking practice.

ITEM 2.  PROPERTIES

         The following table sets forth information about the Bank's banking offices.

                                               Owned/     Operating
          Location           Office Type       Leased       Since
          --------           -----------       ------     ---------
          Eureka             Main Office       Owned         1996
          Eureka             Branch            Leased        1989
          Crescent City      Branch            Owned         1992
          McKinleyville      Branch            Leased        1990
          Ferndale           Branch            Owned         1997
          Garberville        Branch            Leased        1997
          Weaverville        Branch            Owned         1997
          Willits            Branch            Owned         1997

The Bank's headquarters is located at 402 F Street, Eureka, California, 95501.

ITEM 3.  LEGAL PROCEEDINGS

The Bank is involved in litigation in the ordinary course of its business, particularly in connection with certain nonperforming loans, and in administrative proceedings related to these loans. In 1998, legal expenses related to nonperforming loans were significant, and such expenses, though expected to decline, are likely to continue in 1999 (see "Management's Discussion and Analysis - Noninterest Expenses"). In the opinion of management, current pending and threatened litigation is not otherwise likely to have a material adverse effect on the Bank's financial condition and results of operations. The Bank will be subject to a consent order issued by the OCC. See footnote 17 of the Bank's audited financial statements.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

PART II.

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of December 31, 1998, the Bank had 1,461,642 shares of Common Stock outstanding, held by approximately 1,500 shareholders. The Bank's Common Stock has been included for quotation on the Nasdaq National Market System under the symbol "SIXR" since October 21, 1997. Before that date it was traded on the OTC Bulletin Board trading system. The market makers of the Common Stock are Hoefer & Arnett, Inc., Pacific Crest Securities, Torrey Pines Securities, Inc., Sutro & Company, and Stern, Agee, Leach.

         The following table sets forth the high and low bid sale prices for the Common Stock, as reported by Nasdaq since January 1, 1997 and by the principal stock brokerage firms handling transactions in the Common Stock or otherwise known to management since January 1, 1997. The Bank may not be aware of prices at which certain private transactions in the Common Stock have occurred, and therefore the prices shown may not necessarily represent the complete range of prices at which transactions in the Common Stock have occurred during such periods. Such prices also are not necessarily indicative of the price that may be obtained in an active established market.

                                                    SALES PRICE
                                            ------------------------
                                               High            Low
                                            --------        --------
             1997
             First Quarter                  $  20.00        $  14.00
             Second Quarter                    18.25           17.00
             Third Quarter                     17.50           16.50
             Fourth Quarter                    19.00           16.50

             1998
             First Quarter                     19.25           16.38
             Second Quarter                    19.63           16.38
             Third Quarter                     18.27            9.75
             Fourth Quarter                    13.25           10.00

             1999
             First Quarter                     12.25           10.00


                                 DIVIDEND POLICY

         The Bank has never paid a cash dividend and has no current intention of paying a cash dividend in the near future. The current policy of the Board of Directors is to retain earnings to support growth. The payment of cash dividends in the future is solely within the discretion of the Bank's Board of Directors, subject to compliance with regulatory requirements. There are certain limitations on the payment of cash dividends by national banks. At December 31, 1998, no amounts were available for dividends without prior approval of the Bank's regulator (see "Business - Dividends").

                             SELECTED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         The following table presents selected historical financial data, including per share data, for the Bank. The results of operations data and the balance sheet data for each of the five years in the period ended December 31, 1998 has been derived from financial statements of the Bank and the notes thereto. The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Bank and notes thereto included in this report as Item 7.

Average assets and equity are computed as the average of daily balances.

                                                                 As of and for the Year Ended December 31, 1998
                                                         ---------------------------------------------------------------
                                                             1998        1997         1996         1995         1994
                                                         ------------ ------------ ------------ ----------- ------------
             RESULTS OF OPERATIONS
             Total interest income                        $  14,915    $  10,064    $   8,267    $   6,865   $   5,280
             Total interest expense                           6,067        3,992        3,309        2,811       1,900
             Net interest income                              8,848        6,072        4,958        4,054       3,380
             Provision for loan losses                        3,904        2,241          276          225         228
             Net interest income after provisions for         4,944        3,831        4,682        3,829       3,152
             loan losses
             Noninterest income                               1,595        1,225          955          886         734
             Noninterest expense                              8,414        4,912        4,255        3,733        3,68
             Income (loss) before provision for income       (1,876)         144        1,382          981         205
             taxes
             (Provisions) benefit for income taxes              751          (26)        (580)        (412)         --
             Net Income (loss)                               (1,125)         118          802          569         205

             PER SHARE DATA (1)
             NET INCOME (LOSS):
               Basic                                     $    (0.77) $      0.17  $      1.42  $      1.01 $      0.37
               Diluted                                        (0.77)        0.16         1.35         1.00        0.32
             Cash dividends
             Book Value                                       12.67        13.45        10.18         8.92        7.59
             Period end shares outstanding                1,461,642    1,430,442      564,840      564,744     553,898
             Shares used to compute net
              income per share
               Basic (rounded)                            1,453,000      712,000      565,000      565,000     554,000
               Diluted (rounded)                          1,453,000      752,000      592,000      569,000     644,000

             BALANCE SHEET
             Interest-bearing investments                 $  77,817    $  85,954    $  15,020    $  23,584   $  21,979
             Total loans                                    107,028       85,951       73,673       55,555      43,748
             Allowance for loan losses                        2,802        1,159          807          696         529
             Total assets                                   203,236      193,807      100,019       87,189      72,196
             Total deposits                                 182,932      172,733       91,986       79,888      66,949
             Stockholders' equity                            18,520       19,236        5,754        5,037       4,206

             PERFORMANCE RATIOS
             Return (loss) on average assets)                 (0.56)%        .10%        0.87%        0.73%       0.31%
             Return (loss) on average equity                  (5.75)        1.24        14.33        11.83        4.77
             Net interest margin (2)                           4.86         5.61         5.91         5.77        5.66
             Efficiency ratio (3)                             80.57        67.93        72.50        75.57       89.73

             ASSET QUALITY PERFORMANCE
             Nonperforming assets to total assets (4)          1.72%        1.74%        2.03%        1.23%       1.48%
             Nonperforming loans to total loans (5)            2.94         3.48         2.41         1.29        2.43
             Net loan charge-offs to average loans             2.21         2.38         0.25         0.12        0.22
             Allowance for loan losses to nonpeforming        89.18        38.76        45.46        97.34       49.67
             loans
             Allowance for loan losses to total loans          2.62         1.35         1.10         1.25        1.21

             CAPITAL RATIOS (6)
             Total risk-based capital                         12.30%       10.26%        9.46%       10.25%      10.70%
             Tier 1 risk-based capital                        11.05         9.49         8.32         9.01        9.56
             Leverage ratio                                    6.73         8.69         5.91         5.98        6.19

------------------------------
(1) All share and per share data for the periods 1994 through 1996 has been adjusted to reflect stock dividends and warrants and has been restated in accordance with SFAS No. 128, EARNINGS PER SHARE.
(2) Net interest margin is net interest income expressed as a percentage of average total interest-earning assets.
(3) The efficiency ratio is the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income excluding securities gain and losses.
(4) Nonperforming assets consist of nonaccrual loans, loans past due 90 days or more, restructured loans and other real estate owned.
(5) Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and restructured loans.
(6) The risk-based and leverage capital ratios are defined in "Regulation and Supervision-Regulatory Capital Requirements."

         The following table sets forth the Bank's unaudited data regarding operations for each quarter of 1998 and 1997. In the opinion of management of the Bank, the data presented includes all adjustments (which are of a normal recurring nature) considered necessary for a fair presentation of the results of such periods. The results of operations for any quarter are not necessarily indicative of the future operations of the Bank.

                        SELECTED QUARTERLY FINANCIAL DATA
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               ----------------------------------------------------------------------------
                                                                       FOR THE THREE MONTHS ENDED
                                               ----------------------------------------------------------------------------
                                                 DECEMBER 31          SEPTEMBER 30,         JUNE 30,           MARCH 31,
                                               ----------------------------------------------------------------------------
                                                  1998      1997     1998      1997     1998     1997       1998     1997
                                               --------- --------- -------- --------- -------- --------- --------- --------
  RESULTS OF OPERATIONS
  Total interest income                         $ 3,797  $  3,213   $ 3,864  $ 2,308  $  3,755  $ 2,356    $3,499   $ 2,187
  Total interest expenses                         1,499     1,286     1,599      943     1,492      891     1,477       872
  Net interest income                             2,298     1,927     2,265    1,365     2,263    1,465     2,022     1,315
  Provision for loan losses                       1,400     1,563     1,084       74     1,280      445       140       159
  Net interest income after provisions for          898       364     1,181    1,291       983    1,020     1,882     1,156
  loan losses
  Noninterest income                                408       435       424      206       397      379       366       205
  Noninterest expense                             2,465     1,611     2,026    1,092     2,229    1,107     1,695     1,102
  Income/(loss) before provision for income      (1,159)     (812)     (421)     405      (849)     292       553       259
  taxes
  (Provisions)/benefit for income taxes            (464)     (342)     (168)     168      (346)     118       227        82
  Net Income/(loss)                                (695)     (470)     (253)     237      (503)     174       326       177

  PER SHARE DATA (1)
  Net Income (loss):
    Basic                                       $ (0.48) $  (0.41)  $ (0.17) $  0.42  $  (0.35) $  0.31    $ 0.23   $  0.31
    Diluted                                     $ (0.48) $  (0.41)  $ (0.17) $  0.42  $  (0.39) $  0.29    $ 0.22   $  0.29
  Period end shares outstanding (000s)            1,462     1,430     1,462      568     1,456      565     1,447       565
  Shares used to compute net income (loss)
  per share:
    Basic                                         1,462     1.148     1,460      566     1,454      565     1,436       565
    Diluted (000s)                                1,462     1,148     1,460      606     1,454      608     1,468       608

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE BANK'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE SECTION ENTITLED "BUSINESS" AND ELSEWHERE IN THIS REPORT.

         The following discussion provides information about the results of operations and financial condition of the Bank for the years ended December 31, 1998 and 1997. The following discussion should be read in conjunction with the "Selected Financial Data" of the Bank and the notes thereto.

OVERVIEW

         For the year ended December 31, 1998, the Bank reported a net loss of $(1,125,000) or $(0.77) per diluted share as compared to net income of $118,000 or $0.16 per diluted share for the year ended December 31, 1997. The net loss was driven primarily by increased loan loss provisions related to the Bank's commercial loan portfolio, as well as related noninterest expense, primarily legal and professional fees. The Bank's provision for loan losses increased 74.2% to $3,904,000 from $2,241,000 for 1997. Noninterest expense rose to $8,414,000, or 71.3%, from $4,912,000 for 1997. Somewhat offsetting these expenses was higher net interest income, which jumped 47.0% to $8,848,000 in 1998 from 1997's $6,017,000.

         For the year ended December 31, 1997, the Bank reported net income of $118,000 or $0.16 per diluted share as compared to net income of $802,000 or $1.35 per diluted share for the year ended December 31, 1996.

         As of December 31, 1998, total assets of the Bank were $203.2 million, net loans totaled $104.2 million, and deposits totaled $182.9 million. Total assets increased 4.9%, or $9.4 million, during 1998. Net loans drove the increase, rising 18.8% or $19.5 million. Deposits increased 5.9% or approximately $10.2 million to $182.9 million as of December 31, 1998. At December 31, 1997, total assets of the Bank were $193.8 million, net loans were $84.6 million and deposits totaled $172.7 million.

         In late 1997 the Bank completed an underwritten public offering. The proceeds of the offering were used to support the acquisition of four branches from Bank of America and for general business growth

RESULTS OF OPERATIONS

         The Bank's primary source of income is net interest income, which is the difference between interest income and fees derived from earning assets and interest paid on liabilities obtained to fund those assets. The Bank's net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities. It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds. The Bank also generates noninterest income, including transactional fees, appraisal fees and loan origination fees. The Bank's noninterest expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses and other operating expenses. The Bank's results of operations are affected significantly by its provision for loan losses. Results of operations may also be significantly affected by other factors including general economic and competitive conditions, mergers and acquisitions of other financial institutions within the Bank's market area, changes in market interest rates, government policies and actions of regulatory agencies.

         NET INCOME / (LOSS). The net loss for the year ended December 31, 1998 was $(1,125,000) compared to net income of $118,000 for the year ended December 31, 1997. Earnings (loss) per diluted share were $(0.77) and $0.16 for the years ended December 31, 1998 and 1997, respectively. Annualized return (loss) on average assets was (0.56)% for the year ended December 31, 1998, compared with 0.10% for the year ended December 31, 1997. The Bank's annualized return (loss) on average equity was (5.75)% and 1.24% for the year ended December 31, 1998 and 1997, respectively. The decline in earnings for the year ended December 31, 1998 compared with 1997 was the result of significant increases in both the Bank's provision for loan losses and related noninterest expense (see "Provision for Loan Losses").

         For the year ended December 31, 1998, net interest income was $8,848,000, an increase of $2,831,000 or 47.1% from $6,017,000 for the year ended December 31, 1997. Net interest margin (net interest income as a percentage of average interest-earning assets) was 4.86% for the year ended December 31, 1998 and 5.61% for the year ended December 31, 1997. The increase in net interest income was primarily the result of the Bank's larger average earning asset base, which was offset somewhat by lower average rates.

         For the year ended December 31, 1997, net interest income of $6,017,000 was a $1,060,000, or 21.4% increase over net interest income of $4,957,000 realized for the year ended December 31, 1996, primarily as a result of the increase in the loan portfolio.

         The increases in net interest income in 1996 and 1997 were attributable primarily to the larger commercial loan portfolio. Average commercial loans were approximately $56,788,000 for the year ended December 31, 1998 compared to approximately $45,629,000 for the year ended December 31, 1997. For 1996, commercial loans averaged approximately $33,998,000.

         The following tables present condensed average balance sheet information for the Bank, together with interest rates earned and paid on the various sources and uses of its funds for each of the periods indicated. Nonaccrual loans are included in the tables for computational purposes, but the foregone interest on such loans is excluded.

            AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                                    1998                          1997                          1996
                                          -------------------------     -------------------------    ----------------------------
                                                   Interest                     Interest                       Interest
                                          Average  Income/  Average     Average Income/  Average     Average   Income/   Average
                                          Balance  Expense   Rate       Balance Expense   Rate       Balance   Expense    Rate
                                          -------- -------- -------     ------- -------- --------   ---------- -------- ---------
ASSETS
INTEREST-EARNING ASSETS:
Interest-bearing deposits in  other
  financial institutions                 $  3,862      262    6.78%    $  1,611  $  102     6.33%    $   774   $    51    6.59%
Federal funds sold and repurchase
  agreements                               17,319      973    5.62       13,166     752     5.71       2,610       141    5.40
Taxable investment securities              56,543    3,561    6.30       13,729     831     6.05      15,161       942    6.21
Nontaxable investment securities (1)        1,927      106    5.50          426      20     4.69         135         7    5.19
LOANS:(2)
  Commercial and Industrial                56,788    5,617    9.89       45,629   4,705    10.31      33,998     3,570   10.50
  Real estate mortgage and construction    26,670    2,199    8.25       17,765   1,625     9.15      20,186     1,816    9.00
  Installment and other                    19,023    1,711    8.99       15,972   1,579     9.89      11,061     1,140   10.31
  Fees on loans                                        486                          450                            600
                                          -------  -------  ------      ------- -------  -------    --------   -------  ------
Total Loans                               102,481   10,013    9.77       79,366   8,359    10.53      65,245     7,126   10.92
                                          -------  -------  ------      ------- -------  -------    --------   -------  ------
Total earning assets                      182,132   14,915    8.19      108,298  10,064     9.29      83,925     8,267    9.85
NON EARNING ASSETS:
Cash and due from banks                     8,928                         6,052                        4,758
Premises and equipment                      4,204                         2,884                        2,963
Interest receivable and other assets        6,984                         2,056                        1,382
Less allowance for loan losses             (1,311)                         (922)                        (693)
Other real estate owned                       386                           317                          271
                                          -------                      --------                     --------
  Total nonearning assets                  19,191                        10,387                        8,681
                                          -------                      --------                     --------
    TOTAL ASSETS                          201,323                       118,685                       92,606
                                          =======                      ========                     ========
LIABILITIES
INTEREST-BEARING LIABILITIES:
Demand, savings and money market
  deposits                               $ 76,126  $ 2,056    2.70%      41,888   1,076     2.57%     33,048       758    2.29%
Time deposits                              70,298    3,935    5.60       50,978   2,846     5.60      42,464     2,485    5.85
                                          -------  -------  ------      ------- -------  -------    --------   -------  ------
  Total interest-bearing deposits         146,424    5,991    4.09       92,686   3,922     4.23      75,512     3,243    4.29
Other borrowed funds                        1,311       76    5.80        1,121      70     6.24       2,038        66    3.24
                                          -------  -------  ------      ------- -------  -------    --------   -------  ------
  Total interest-bearing liabilities      147,735    6,067    4.11       93,807   3,992     4.26      77,550     3,309    4.27
NONINTEREST-BEARING LIABILITIES
Demand deposits                            32,378                        15,060                        7,905
Accrued interest, taxes and other
  liabilities                               1,643                         3,374                        1,554
                                          -------                      --------                     --------
  Total noninterest-bearing liabilities    34,022                        18,434                        9,459
                                          -------                      --------                     --------
    Total liabilities                     181,757                       112,241                       87,009
Shareholders' equity                       19,567                         6,444                        5,597
                                          =======                      ========                     ========
  Total liabilities and shareholders'
    equity                                201,323                       118,685                       92,606
                                          =======                      ========                     ========
Net interest income                                  8,848                        6,072                          4,958
                                                   =======                      =======                       ========
Net interest spread (3)                                       4.08%                         5.04%                         5.58%
                                                            ======                      ========                       =======
Net interest margin (4)                                       4.86%                         5.61%                         5.91%
                                                            ======                      ========                       =======

(1)  Interest on municipal securities is not computed on a tax-equivalent basis.
(2)  Includes loans on nonaccrual status but excludes nonaccrual interest.
(3) Net interest spread is the difference between the yield on average total interest-earning assets and the rate paid on average interest-bearing liabilities.
(4) Net interest margin is computed by dividing net interest income by total average interest-earning assets.

         Average noninterest-bearing deposits increased to $32,378,000 for 1998 from $15,060,000 for the year ended December 31, 1997. As a percent of average total liabilities, average noninterest-bearing deposits were 17.8% and 13.4% for the years ended December 31, 1998 and 1997, respectively. For 1996, average noninterest-bearing deposits were $7,905,000, or 9.1% of average total liabilities.

         The following tables set forth, for the periods indicated, a summary of the changes in average asset and liability balances and interest earned and interest paid resulting from changes in average asset and liability balances (volume) and changes in average interest rates. The changes in interest due to both volume and rate have been allocated to volume. Nonaccrual loans are included in the table for computational purposes, but the foregone interest on such loans is excluded.

                   RATE/VOLUME ANALYSIS OF NET INTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                         YEAR ENDED                      YEAR ENDED                    YEAR ENDED
                                     DECEMBER 31, 1998               DECEMBER 31, 1997             DECEMBER 31, 1996
                                        COMPARED TO                     COMPARED TO                   COMPARED TO
                                         YEAR ENDED                      YEAR ENDED                    YEAR ENDED
                                     DECEMBER 31, 1997               DECEMBER 31, 1996             DECEMBER 31, 1995
                                ----------------------------- ------------------------------ ----------------------------
                                                                     CHANGE DUE TO
                                ----------------------------- ------------------------------ ----------------------------
                                AVERAGE   AVERAGE             AVERAGE    AVERAGE             AVERAGE   AVERAGE
                                 VOLUME     RATE     TOTAL     VOLUME     RATE      TOTAL     VOLUME    RATE     TOTAL
                                --------- --------- --------- --------- ---------- --------- --------- -------- ---------
INTEREST INCOME
Interest-bearing deposits
  in other financial
  institutions                  $    143  $     17 $     160 $      55 $      (4)  $     51 $     (34)              (34)
Federal funds sold                   237       (16)      221       570        41        611        21  $    (7)      14
Taxable investment securities      2,591       138     2,729       (89)      (22)      (111)     (175)      19     (156)
Net loans                             70        16        86        15        (2)        13         2                 2
  Total interest income            2,435      (781)    1,654     1,542      (309)     1,233     1,776      (84)   1,692
                                ======== ========= ========= ========= ==========  ======== =========  =======  =======
                                $  5,476  $   (627)$   4,849 $   2,093 $    (296)  $  1,797 $   1,590  $   (72) $ 1,518
                                ======== ========= ========= ========= ==========  ======== =========  =======  =======
INTEREST EXPENSE
Demand, savings
  and money market deposits     $    879  $    100 $     979 $     203 $     115   $    318 $     126  $    52  $   178
Time deposits                      1,093        (4)    1,089       488      (127)       361       287      (16)     271
Other borrowings                      12        (6)        6       (30)       34          4        48        1       49
                                -------- --------- --------- --------- ----------  -------- ---------  -------  -------
Total interest expense             1,984        90     2,074       661        22        683       461       37      498
                                -------- --------- --------- --------- ----------  -------- ---------  -------  -------

Net interest margin             $  3,492  $   (717)$   2,775 $   1,432 $    (318)  $  1,114 $  1,129   $  (109) $ 1,020
                                ========  ======== ========= ========= =========   =======  ========   =======  =======

         During 1998 the Bank generated $8,848,000 in net interest income, an increase of $2,776,000 or 45.7% over the $6,072,000 reported in 1997. The increase was primarily the result of the $73,834,000 increase in average earning assets driven by the realization of the full impact of the November 1997 acquisition, which was offset somewhat by lower yields and higher nonaccrual loan levels. The acquisition had a similar impact on average interest-bearing liabilities, which for 1998 increased $53,928,000 and increased deposit interest expense 52.8% higher to $5,991,000, despite lower average rates paid.

         From 1996 to 1997 the Bank's net interest income increased by $1,114,000, primarily the result of a $14,121,000 increase in average loan balances, which resulted in increased interest and fee income of $1,233,000 compared to 1996. That increase was partially offset by slightly declining interest rates and an increase in loans on nonaccrual status, which had the effect of reducing average rates on the net loan portfolio from 10.9% in 1996 to 10.5% in 1997. From 1996 to 1997 interest expense on deposits and borrowed funds increased by $683,000, primarily resulting from an increase in average balances of time deposits from $42,464,000 in 1996 to $50,798,000 in 1997. The average rate paid on time deposits decreased from 5.85% in 1996 to 5.60% in 1997, and had the effect of reducing interest expense on time deposits by $127,000 from 1996.

         PROVISION FOR LOAN LOSSES. In 1998, the Bank's provision for loan losses was $3,904,000, an increase of $1,633,000 or 74.2% from $2,241,000 for the year ended December 31, 1997. The Bank increased the provision to replenish the allowance for loan losses after the write off of $1,953,000 in nonperforming commercial loans and a general need to increase the overall level of commercial loan loss reserves.

         In 1997, the Bank's provision for loan losses was $2,241,000, an increase of $1,965,000 or 712.0% from $276,000 for the year ended December 31, 1996. The Bank increased the provision primarily due to certain nonperforming loans and, to a lesser extent, to compensate for growth in the loan portfolio and the growth of commercial loans as a percentage of total loans.

         In 1997 approximately $1,286,000 of the $2,241,000 loan loss provision was attributable to the charge off of certain commercial loans against the allowance for loan losses. The remainder of the provision was made to replenish the allowance for commercial and consumer loan charge offs and to reserve for general growth in the portfolio.

         NONINTEREST INCOME. The following table sets forth the components of noninterest income for the periods indicated.

                                    NONINTEREST INCOME
                                      (IN THOUSANDS)

                                           For the Year
                                        Ended December 31,
                              -----------------------------------
                                1998          1997           1996
                              -------        ------         -----
Customer Service Fees         $ 1,185        $  646         $ 604
Gains on Sale of Loans             37           333           235
Other Income                      373           246           116
                              -------        ------         -----
  Total                       $ 1,595        $1,225         $ 995
                              =======        ======         =====

         For the year ended December 31, 1998, noninterest income was $1,595,000, an increase of $370,000 or 30.2% over the year ended December 31, 1997. The increase was owed to a higher number of deposit accounts, attributable to both the acquisition and internal growth, and a change in the Bank's service charge fee schedule. For the year ended December 31, 1997, noninterest income was $1,225,000, an increase of $270,000 or 28.3% from $955,000 for the year ended December 31, 1996. The increases in noninterest income have resulted primarily from the focus on commercial loan and deposit relationships, consumer demand deposits, the increase in transaction account balances due to the acquisition of four new branches during the fourth quarter of 1997 and premiums from the sale of mortgage and government guaranteed loans.

         NONINTEREST EXPENSE. The following table sets forth the components of noninterest expense for the periods indicated.

                               NONINTEREST EXPENSE
                                 (IN THOUSANDS)

                                                  FOR THE YEAR
                                               ENDED DECEMBER 31,
                                     --------------------------------------
                                       1998            1997           1996
                                     --------------------------------------
Salaries and employees benefits      $  3,512       $  2,388       $  2,136
Occupancy expense                       1,197            890            919
Professional fees                         966            254            134
Advertising                               142            167             88
Supplies                                  290            150            169
ATM Expense                               234            139            106
FDIC assessments                           58             25              2
Amortization of intangible                248             37             --
Other real estate owned                    30             --             --
Other                                   1,737            862            701
                                      -------       --------       --------
                                      $ 8,414       $  4,912       $  4,255
                                      =======       ========       ========

         For the year ended December 31, 1998, noninterest expense was $8,414,000, an increase of $3,502,000 or 71.3% from $4,912,000 for the year ended December 31, 1997. The increases in noninterest expense were primarily attributable to higher salaries and occupancy expenses as a result of the first full year of operations of the four acquired branches and significantly higher legal and professional fees. Professional fees included legal expenses incurred in litigation related to nonperforming loans. These expenses are expected to continue in 1999. Other noninterest expense, which totaled approximately $1,700,000 for the year ended December 31, 1998, included higher problem asset workout costs, higher operating losses, as well as increased expenses owed to the higher number of deposit accounts gained in the Acquisition. For the year ended December 31, 1997, noninterest expense was $4,912,000, an increase of $658,000 or 15.5% from $4,255,000 for the year ended December 31, 1996. The increases in noninterest expense were primarily attributable to personnel expenses associated with the Acquisition during the year and other staff additions required as a result of growth, professional fees, increased advertising expenses, and increased expenses associated with operating the ATMs that were included with the Acquisition.

          PROVISION (BENEFIT) FOR INCOME TAXES. For the year ended December 31, 1998, the benefit for income taxes was $(751,000) on a pre-tax net loss of $(1,876,000) for an effective tax rate of (40.0%). For the year ended December 31, 1997, the provision for income taxes was $26,000 on net income before income taxes of $144,000, for an effective tax rate of 17.8%. For the year ended December 31, 1996, the provision of $580,000 on net income before income taxes of $1,382,000 for an effective tax rate of 42.0%.

FINANCIAL CONDITION

         INVESTMENT PORTFOLIO. As of December 31, 1998, investment securities comprised 38.3% of total assets and 42.1% of interest-earning assets. The following table sets forth the composition of the investment portfolio by major categories at the dates indicated. Included in corporate and other securities at December 31, 1998 is an investment classified as held-to-maturity with an amortized cost of $1,485,000 and an approximate fair value of $1,500,000 and a maturity of November 1, 2028. All other securities are classified as available for sale.

                              INVESTMENT PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                               At December 31, 1998        At December 31, 1997      At December 31, 1996
                              ------------------------     --------------------     ------------------------
                              Amortized        Fair        Amortized      Fair      Amortized         Fair
                               Cost           Value         Cost         Value        Cost           Value
                              --------       ---------     -------      -------      -------        --------
U.S. Treasury securities      $  1,499       $  1,504      $   999      $ 1,003      $    --        $  4,302
Federal National Mortgage
  Association Securities        22,566         22,465        5,802        5,776        4,387           2,487
Federal Home Loan Mortgage
  Corporation Securities        12,524         12,531        3,353        3,309        2,570           1,878
Corporate and other securities  12,630         12,645        1,129        1,161        1,876           1,878
Obligations of foreign
  governments                      507            529          524          537          540             544
Other U.S. government
  agency securities             11,608         11,618        4,022        3,992        3,315           3,235
                              --------       --------      -------      -------      -------        --------
                              $ 61,334       $ 61,292      $15,829      $15,778      $12,688        $ 12,446
                              ========       ========      =======      =======      =======        ========

         Scheduled maturities and/or repricing of the securities portfolio at December 31, 1998 are shown below. The Bank invests in collateralized mortgage obligations (CMOs) issued by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association. Actual maturities of CMOs and other securities may differ from contractual maturities because borrowers have the right to prepay mortgages without penalty or call obligations with or without penalties. The Bank uses the Wall Street consensus average life at the time the security is purchased to schedule maturities of CMOs and adjusts maturities of its CMOs periodically based upon changes in the Wall Street estimates. Yields on nontaxable securities have not been calculated on a tax-equivalent basis.

                       MATURITY AND REPRICING SCHEDULE AND
                      WEIGHTED AVERAGE YIELD OF SECURITIES
                             (DOLLARS IN THOUSANDS)

                              At December 31, 1998

                                                       AFTER ONE BUT      AFTER FIVE BUT
                                   WITHIN ONE YEAR   WITHIN FIVE YEARS   WITHIN TEN YEARS   AFTER TEN YEARS
                                   ---------------   -----------------   ----------------   ---------------    TOTAL
                                   AMOUNT   YIELD     AMOUNT   YIELD      AMOUNT   YIELD    AMOUNT   YIELD     AMOUNT
                                   ------   ------   -------   -------   -------   ------   ------   ------    ------
U.S. Treasury securities          $ 1,009   5.95%    $   495   4.01%                                         $  1,504
Federal Nat'l Mortgage Assoc        1,249   6.40      18,076   6.24      $  771    6.19%   $ 2,369   6.34%     22,465
Federal Home Loan Mortgage Corp     1,024   5.96       8,864   6.44       2,643    6.70                        12,531
Corporate and other securities      1,383   5.82       4,764   6.26         858    4.54      5,625   7.75      12,630
Obligations of foreign governments                       529   5.83                                               529
Other U.S. gov't agency securities    681   5.95       6,723   4.14       4,214    6.34                        11,618
                                  -------   ----     -------   ----      ------    ----    -------   ----    --------
   Total Investments              $ 5,346   6.02%    $39,451   5.90%     $8,486    6.26%   $ 7,994   7.33%   $ 61,277
                                  =======   ====     =======   ====      ======    ====    =======   ====    ========

         The Bank does not own securities of a single issuer (other than U.S. Government agencies and corporations) whose aggregate book value is in excess of 10.0% of its total equity.

         LOAN PORTFOLIO. The Bank's borrowers are primarily located in Northern California. At December 31, 1998, 48.2% of the Bank's loan portfolio was comprised of real estate mortgage loans of which 46.0% were one to four family residential mortgage loans and 54.0% were secured by commercial real estate. 37.4% of the Bank's loans are for commercial loans, none of which were concentrated in any particular industry. Installment and other types of consumer loans comprised 9.0% of the loan portfolio. The Bank's service area has a concentration of timber related businesses, and accordingly, the ability of some of the Bank's borrowers to repay loans may be affected by the performance of this sector of the economy. Real estate construction loans comprise 5.6% of the portfolio. The Bank has an insignificant amount of direct timber-related loans. Virtually all loans are collateralized, and a significant portion carry adjustable rates. Generally, real estate loans are secured by real property and other loans are secured by bank deposits, real estate and business or personal assets. Repayment is generally expected from the cash flow of the borrowers.

         The following table shows the composition of the Bank's loan portfolio by amount and percentage of total loans in each major loan category at the dates indicated.

                          COMPOSITION OF LOAN PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                At December 31,         At December 31,         At December 31,
                                     1998                    1997                    1996
                             ------------------      -------------------     -------------------
                              Amount    Percent       Amount     Percent      Amount     Percent
                             --------   -------      --------    -------     --------    -------
Commercial                   $ 33,634     31.4%      $ 33,216      38.6%     $ 27,231      37.0%
Real estate-commercial         23,440     21.9         19,662      22.9        15,197      20.6
Real estate-mortgage (1)       36,956     34.5         19,418      22.6        18,142      24.6
Real estate-construction        4,907      4.6          4,507       5.3         4,383       6.0
Installment                     8,091      7.6          9,148      10.6         8,721      11.8
                             --------    -----       --------     -----      --------     -----
   TOTAL                     $107,028    100.0%      $ 85,951     100.0%     $ 73,673     100.0%
                             ========    =====       ========     =====      ========     =====

         Commercial loans at December 31, 1998, included approximately $13,000,000 in government-guaranteed loans. The table indicates the growth of commercial loans in absolute dollar amount and as a percentage of the loan portfolio as a whole.

         At December 31, 1998 and 1997 the Bank serviced real estate loans and loans guaranteed by the Small Business Administration which it had sold to the secondary market of approximately $56,227,000 and $57,924,000, respectively. Standby letters of credit were not significant at December 31, 1998 or December 31, 1997.

         The table that follows shows the maturity distribution of the loan portfolio, including rate repricing intervals on variable rate loans, at December 31, 1998.

               STATED LOAN MATURITIES AND LOAN REPRICING INTERVALS
                             (DOLLARS IN THOUSANDS)

                                                        At December 31, 1998
                                         -----------------------------------------------------
                                          Within      After one but        After        Total
                                         one year   within five years    five years     Amount
                                         --------   -----------------    ----------     ------
Commercial
  Loans with variable interest rates    $ 14,404        $  8,997         $  1,443     $ 24,844
  Loans with fixed interest rates            228             994            7,567        8,789
                                        --------        --------         --------     --------
    Subtotal                              14,632           9,991            9,010       33,633

Real estate-commercial
  Loans with variable interest rates       8,995           2,952            2,403       14,350
  Loans with fixed interest rates            396           3,931            4,763        9,090
                                        --------        --------         --------     --------
    Subtotal                               9,391           6,883            7,166       23,440

Real estate-mortgage (1)
  Loans with variable interest rates       7,318           2,026           17,583       26,927
  Loans with fixed interest rates            262             797            8,971       10,030
                                        --------        --------         --------     --------
    Subtotal                               7,580           2,823           26,554       36,957

Real estate-construction
  Loans with variable interest rates       1,442             227             --          1,669
  Loans with fixed interest rates          2,807              22              409        3,238
                                        --------        --------         --------     --------
    Subtotal                               4,249             249              409        4,907

Installment                                2,339           4,470            1,282        8,091
                                        --------        --------         --------     --------
  TOTAL                                 $ 38,191        $ 24,416         $ 44,421     $107,028
                                        ========        ========         ========     ========

         NONPERFORMING ASSETS. Nonperforming assets consist of nonperforming loans and other real estate owned. Nonperforming loans are those in which the borrower fails to perform under the original terms of the obligation and consist of nonaccrual loans, accruing loans past due 90 days or more and restructured loans. The following table summarizes the Bank's nonperforming assets at the dates indicated.

                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                                           At December 31,
                                                  ------------------------------
                                                    1998        1997       1996
                                                  -------     -------    -------
Nonaccrual Loans                                  $ 2,896     $ 2,824    $ 1,519
Accruing loans past due 90 days or more                 4         --         --
Restructured loans                                    242         166        256
                                                  -------     -------    -------
  Total nonperforming loans                         3,142       2,990      1,775
Other real estate owned                               354         384        260
                                                  -------     -------    -------
  Total nonperforming assets                      $ 3,496     $ 3,374    $ 2,035
                                                  =======     =======    =======

Nonperforming loans to total loans                  2.94%       3.48%      2.41%
Nonperforming assets to total assets                1.72%       1.74%      2.03%

         The Bank generally places loans on nonaccrual status and accrued but unpaid interest is reversed against the current year's income when interest or principal payments become 90 days or more past due unless the outstanding principal and interest is adequately secured and, in the opinion of management, is deemed in the process of collection. Interest income on nonaccrual loans is recorded on a cash basis. Payments may be treated as interest income or return of principal depending upon management's opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income only when management believes the remaining principal balance is fully collectible. Additional loans not 90 days past due may also be placed on nonaccrual status if management reasonably believes the borrower will not be able to comply with the contractual loan repayment terms and collection of principal or interest is in question.

         A restructured loan is a loan on which interest accrues at a below-market rate or upon which certain principal has been forgiven so as to aid the borrower in the final repayment of the loan, with any interest previously accrued, but not yet collected, being reversed against current income. Interest is recorded on a cash basis until the borrower's ability to service the restructured loan in accordance with its terms is established.

         Management defines impaired loans as those loans, regardless of past due status, on which principal and interest is not expected to be collected under the original contractual loan repayment terms. An impaired loan is charged off at the time management believes the collection process has been exhausted. Impaired loans are valued on the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. Impaired loans as of December 31, 1998, and December 31, 1997 were approximately $3,137,000 and $2,991,000. The portion of the allowance for loan losses related to those loans was $869,000 and $386,000.

         Included in the impaired loans are loans on nonaccrual status of $2,896,000 and $2,824,000 at December 31, 1998 and 1997. Foregone interest on nonaccrual loans was $213,000 and $383,000 in 1998 and 1997, respectively.

         The Bank classifies its loans based on regulatory agency guidelines. Loans classified "Substandard" and "Doubtful" were approximately $7,348,000 and $2,839,000 at December 31, 1998 and December 31, 1997. For internal classification purposes, management does not classify the portion of any nonperforming loans that are guaranteed by the U. S. Government. At December 31, 1998, the Bank had $4,506,000 in loans that were classified "Substandard" but were not included in nonperforming loans. Although these loans exhibit certain weaknesses, the loans are generally performing in accordance with their terms and the Bank does not currently have serious doubts about their prospects for repayment in full.

         A potential problem loan is defined as a loan on which information about possible credit problems of the borrower is known, causing management to have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may result in the inclusion of such a loan in one of the nonperforming asset categories. The Bank is not aware of any potential problem loans other than those reported in the nonperforming asset table above or classified as "Substandard" or "Doubtful" as discussed above.

         The Bank seeks to mitigate the risks inherent in its loan portfolio by adhering to certain underwriting practices. They include analysis of prior credit histories, financial statements, tax returns and cash flow projections of its loan applicants, independent appraisals on real property and chattel taken as collateral and audits of accounts receivable or inventory pledged as security.

         The Bank has an internal loan review system and also obtains periodic external reviews. The Bank's audit committee assesses the results of these external reviews. Collection of delinquent loans is generally the responsibility of the Bank's credit administration staff. However, the originating loan officer may deal with certain problem loans. The Board of Directors reviews the status of delinquent and problem loans on a monthly basis. The Bank's underwriting and review practices are intended to achieve and maintain a high level of asset quality. However, they do not provide any assurance that the Bank will not experience loan losses in the future.

         In response to the increase in nonperforming assets and to regulatory concern over such increase, the Bank is taking steps intended to improve its underwriting and loan administration. In doing so, the Bank hopes to improve credit quality and to recognize and address problem loans sooner. The Bank expects to become subject to a consent order to be issued by the OCC with respect to certain of its operations, including loan operations. See footnote 17 to the Bank's audited financial statements. No assurance can be given that these steps will be successful in accomplishing the Bank's goals or that the regulators will not take formal or informal action with respect to the Bank's underwriting, loan administration and related operations.

         SUMMARY OF LOAN LOSS EXPERIENCE. The following table sets forth an analysis of the allowance for loan losses and provisions for loan losses for the periods indicated.

                            ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                                  At December 31,
                                                        --------------------------------
                                                           1998        1997        1996
                                                        --------     -------     -------
Balance at beginning of period                          $  1,159     $   807     $   696
Loans charged off:
  Commercial                                               1,952       1,686          37
  Real estate-construction                                     3         --          --
  Real estate-mortgage                                       --          --          --
  Installment                                                395         218         140
                                                        --------     -------     -------
    Total charge-offs                                      2,350       1,904         177

Recoveries
  Commercial                                                  49           1         --
  Real estate-construction                                   --          --          --
  Real estate-mortgage                                       --          --          --
  Installment                                                 40          14          12
                                                        --------     -------     -------
    Total recoveries                                          89          15          12
                                                        --------     -------     -------
Net charge-offs                                            2,261       1,889         165
Provision for loan losses                                  3,904       2,241         276
Balance at end of period                                $  2,802     $ 1,159     $   807
                                                        ========     =======     =======

Total loans at end of period                            $107,028     $85,951     $73,673
                                                        ========     =======     =======
Average total loans outstanding                         $102,481     $79,366     $65,245
Net charge-offs to average loans                           2.21%       2.38%       0.25%
Allowance for Loan Losses to nonperforming loans          89.18%      38.76%      45.46%
Allowance for Loan Losses to total loans                   2.62%       1.35%       1.10%

         The Bank maintains an allowance for loan losses to absorb inherent losses in the portfolio. Management attributes general reserves to different types of loans using percentages which are based upon perceived risk associated with the portfolio and underlying collateral. The allowance for possible loan losses is a general reserve available against the total loan portfolio and off balance sheet items. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to provide additions to the allowance based on their judgement of information available to them at the time of their examination. December 31, 1998, based on known information, management believed that the allowance for loan losses was adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit as of such date.

         As of December 31, 1998, the allowance for possible loan losses was approximately $2,800,000 compared to approximately $1,160,000 at December 31, 1997, an increase of 141.4%. When a loan is considered uncollectible by management it is charged against the allowance for loan losses. Any recoveries of previously charged off loans are credited back to the allowance. Net charge-offs for the year ended December 31, 1998 were approximately $2,261,000, an increase of 19.7% compared with approximately $1,889,000 for the year ended December 31, 1997. The increase was attributable to charge-offs related to certain commercial loans (see "Provision for Loan Losses" and "Nonperforming Assets") and other nonperforming commercial and consumer loans.

         The evaluation process is designed to determine the adequacy of the allowance for loan losses. This process attempts to assess the risk of losses inherent in the portfolio by segregating the allowance for loan losses into two components: "Specific" and "General." The specific component is established by allocating a portion of the allowance for loan losses to individual classified credits on the basis of specific circumstances and assessments. In determining the general component of the allowance for loan loss, management takes into consideration growth trends in the portfolio, examination results of financial institution supervisory authorities, prior loan loss experience, concentrations of credit risk, delinquency trends, collateral coverage, general economic conditions, the interest rate environment and internal and external credit reviews. In addition, the risks management considers vary depending on the nature of the loan.

         The allowance for loan losses is based on estimates. Realized future losses may vary from current estimates. It is always possible that future economic or other factors may adversely affect the Bank's borrowers, and thereby cause loan losses to exceed the current allowance. In addition, there can be no assurance that future economic or other factors will not adversely affect the Bank's borrowers, or that the Bank's asset quality may not deteriorate through rapid growth, failure to maintain appropriate underwriting standards, failure to maintain an adequate number of qualified loan personnel, failure to identify and monitor potential problem loans or for other reasons, and thereby cause loan losses to exceed the current allowance. For additional discussion of problem loans and the Bank's provisions for loan losses, see "Provision for Loan Losses."

         The following table summarizes the allocation of the allowance for loan losses by loan category and the amount of the allocation in each category as a percentage of total loans in each category at the dates indicated:

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                       At December 31,
                        ----------------------------------------------------------------------------------
                                 1998                        1997                           1996
                        ---------------------       ------------------------       -----------------------
                         Amount      Percent         Amount         Percent          Amount       Percent
                        --------     --------       ---------      ---------       ----------   ----------
Commercial              $  2,440       7.25%          $  919         1.79%          $    579       1.42%
Real estate-mortgage(1)      130       0.35%              65         0.36%                73       0.55%
Installment                  232       2.86              175         1.08%               155       0.87%
                        --------       ----           ------         ----           --------       ----
  Total                 $  2,802       2.62%          $1,159         1.35%          $    807       1.10%
                        ========       ====           ======         ====           ========       ====

(1)  Includes loans held for sale

         DEPOSITS. Deposits are the Bank's primary source of funds. At December 31, 1998, the Bank had a deposit mix of 39.5% in time deposits, 20.9% in money-market accounts, 31.0% in demand accounts and 8.6% in savings deposits. Approximately 52.0% of the Bank's demand deposit accounts are noninterest-bearing, which serve to enhance the Bank's net interest income by lowering its cost of funds.

         The Bank obtains deposits primarily from the communities it serves. No material portion of its deposits has been obtained from or is dependent on any one person or industry. The Bank's business is not seasonal in nature. The Bank accepts deposits in excess of $100,000 from customers. These deposits are priced to remain competitive. At December 31, 1998, the Bank had no brokered deposits. The following table sets forth the average balances and rates paid for the major categories of deposits for the periods indicated:

                                AVERAGE DEPOSITS
                             (DOLLARS IN THOUSANDS)

                                Average Deposits
                             (Dollars in thousands)

                                             For the Year ended December 31,
                            ----------------------------------------------------------
                                    1998                  1997               1996
                            ----------------     ------------------  -----------------
                              Amount   Rate       Amount      Rate    Amount     Rate
                            --------   -----     ---------    -----  ---------   -----
Noninterest-bearing demand  $ 32,378             $  15,060           $   7,905
Interest-bearing demand       27,433    1.36%       15,106     1.36%    12,213    1.08%
Savings and money market      48,693    3.02        26,782     3.32     20,835    3.19
Timedeposits under 100,000    47,224    4.95        33,497     5.86     31,328    5.65
Time deposits over $100,000   23,074    5.01        17,301     5.09     11,136    6.05
                            --------   -----     ---------    -----  ---------   -----
     Total deposits         $178,802    2.99%    $ 107,746     3.66% $  83,417    3.88%
                            ========   =====     =========    =====  =========   =====

         The following table sets forth the maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1998 and December 31, 1997:

                    $100,000 OR MORE TIME DEPOSIT MATURITIES
                             (DOLLARS IN THOUSANDS)

                                          AT DECEMBER 31,
                                   ----------------------------
                                     1998                1997
                                   --------            --------
    Three months or less           $  8,210            $  7,700
    Over three to six months          7,328               4,948
    Over six months to one year       4,156               5,039
    Over one year                     3,594               4,826
                                   --------            --------
                                   $ 23,287            $ 22,513
                                   ========            ========


         ASSET AND LIABILITY MANAGEMENT. Asset and liability management is an integral part of managing a banking institution's primary source of income, net interest income. The Bank manages the balance between rate-sensitive assets and rate-sensitive liabilities being repriced in any given period with the objective of stabilizing net interest income during periods of fluctuating interest rates. The Bank considers its rate-sensitive assets to be those that either contain a provision to adjust the interest rate periodically or mature within one year. These assets include certain loans, investment securities and federal funds sold. Rate-sensitive liabilities are those which allow for periodic interest rate changes and include maturing time certificates, certain savings and interest-bearing demand deposits. The difference between the aggregate amount of assets and liabilities that are repricing at various time frames is called the "gap." Generally, if repricing assets exceed repricing liabilities in any given time period the Bank would be deemed to be "asset-sensitive." If repricing liabilities exceed repricing assets in a time period the Bank would be deemed to be "liability-sensitive." Generally, the Bank seeks to maintain a balanced position in which it has no significant asset or liability sensitivity to ensure net interest margin stability in times of volatile interest rates. This is accomplished by maintaining a significant level of loans, investment securities and deposits available for repricing within one year.

         The following tables set forth the interest rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities as of December 31, 1998, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms. Actual payment patterns may differ from contractual payment patterns.

                     EARNING ASSET INTEREST RATE SENSITIVITY
                             (DOLLARS IN THOUSANDS)

                                                                                At December 31, 1998
                                                                        Amounts Subject to Repricing Within
                                                            -----------------------------------------------------------
                                                               0 to     Over 3 to    Over 1 to
                                                            3 months   12 months     5 years     > 5 years      Total
                                                            --------   ---------     ---------   ---------     --------
Interest-earning assets
Federal funds sold and repurchase agreements                $  9,330                                           $  9,330
Interest-bearing deposits in other financial institutions      1,581     $   788      $ 3,247      $   580        6,196
Investment securities                                          2,310       3,036       39,451       16,480       61,277
Loans (1)                                                     20,533      17,658       24,416       44,421      107,028
                                                            --------     -------      -------      -------     --------
  Total interest-earning assets                             $ 33,754     $21,482      $67,113      $61,481     $183,831
                                                            ========     =======      =======      =======     ========

Interest-earning liabilities
Interest-bearing demand and savings                         $ 85,468                                           $ 85,468
Time deposits                                                 13,475     $18,763      $39,920      $    45       72,203
Other interest-bearing liabilities                                58          58          362          199          677
                                                            --------     -------      -------      -------     --------
  Total interest-earning liabilities                        $ 99,001     $18,821      $40,282      $   244     $158,348
                                                            ========     =======      =======      =======     ========

Period rate-sensitivity gap                                 $(65,247)    $ 2,661      $26,831      $61,237
Cumulative rate-sensitivity gap                              (65,247)    (62,586)     (35,754)      25,483
Cumulative gap as a % of total assets                          (32.1)%     (30.8)%      (17.6)%       12.5 %
Cumulative interest-sensitive assets as a % of
  cumulative interest-sensitive liabilities                     34.1 %      46.9 %       77.4 %      116.1 %

(1) Includes loans on nonaccrual status

         At December 31, 1998, the Bank was liability-sensitive, with a negative cumulative one-year gap of $62,586,000 or 30.8% of total assets. In general, based upon the Bank's mix of deposits, loans and investments, increases in interest rates over one year would be expected to decrease the Bank's net interest margin. Decreases in interest rates would be expected to have the opposite effect.

         The change in net interest income may not always follow the general expectations of an "asset-sensitive" or "liability-sensitive" balance sheet during periods of changing interest rates. This possibility results from interest rates earned or paid changing by differing increments and at different time intervals for each type of interest-sensitive asset and liability. The interest rate gaps reported in the tables arise when assets are funded with liabilities having different repricing intervals. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not reflect the Bank's interest rate sensitivity in subsequent periods. The Bank attempts to balance longer-term economic views against prospects for short-term interest rate changes in all repricing intervals.

         Even though the Bank had a negative one-year gap as of December 31, 1998, the asset liability simulation model used by the Bank showed the Bank was actually asset sensitive at the end of 1998. This is owed to the fact that that Bank has control over interest-bearing deposit pricing. This means that if interest rates were to decline, the Bank would expect yields on interest-earning assets to decline faster than rates paid for deposits, causing the net interest margin to decrease. Due to a slightly declining interest rate environment during the latter part of 1998, the Bank's asset sensitive posture had a slightly negative impact on the net interest margin as predicted by the asset liability simulation model. In a rising rate environment the opposite impact would be expected; i.e., the net interest margin should improve.

         LIQUIDITY AND CAPITAL RESOURCES. Maintenance of adequate liquidity requires that sufficient resources be available at all times to meet cash flow requirements of the Bank. Liquidity in a banking institution is required primarily to provide for deposit withdrawals and the credit needs of its customers and to take advantage of investment opportunities as they arise. A bank may achieve desired liquidity from both assets and liabilities. Cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, payments of principal and interest on loans and investments and potential loan sales are sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are sources of liability liquidity.

         The Bank reviews its liquidity position on a regular basis based upon its current position and expected trends of loans and deposits. Management believes that the Bank maintains adequate sources of liquidity to meet its liquidity needs. The Bank's liquid assets (net of pledged securities) were approximately $76,289,000 and $94,362,000 at December 31, 1998 and December 31, 1997, respectively, and constituted 38.5% and 48.7% respectively, of total assets on those dates.

         Although the Bank's primary sources of liquidity include liquid assets and a stable deposit base, the Bank maintains lines of credit with the Federal Home Loan Bank of San Francisco, the Federal Reserve Bank of San Francisco and its correspondent banks. The total of these lines of credit was approximately $8,560,000, of which $632,000 was outstanding as of December 31, 1998 and $710,000 was outstanding as of December 31, 1997.

         During 1997, as the result of an examination, the OCC asserted that the Bank had committed a legal lending limit violation. As a result, the Bank charged off two loans in the amount of $399,942, and the Board of Directors voluntarily purchased the two loans. The cash purchase by the Directors was treated for accounting purposes as a contribution to paid-in-capital of the Bank. During 1998, as a result of a regulatory examination, the OCC asserted that the Bank committed a second lending limit violation regarding a loan that had been submitted to but not yet received approval for a guarantee from the USDA. Subsequent to year end the Bank received approval from the USDA for the guarantee.

         For  the  Bank's  regulatory   capital  ratios,   see  "Regulation  and
Supervision - Regulatory Capital Requirements."

         IMPACT OF INFLATION. The primary impact of inflation on the Bank is its effect on interest rates. The Bank's primary source of income is net interest income, which is affected by changes in interest rates. The Bank attempts to limit inflation's impact on its net interest margin through management of rate-sensitive assets and liabilities and the analysis of interest rate sensitivity. The effect of inflation on premises and equipment as well as noninterest expenses has not been significant for the periods covered in this report.

ITEM 7.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The Bank's financial statements are included in this report beginning on page 34.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None


PART III.


ITEM 9.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         Reference is made to the Company's Proxy Statement for the 1999 Annual Meeting of Shareholders for incorporation of information concerning directors and executive officers nominated to become directors of the Bank.

ITEM 10. EXECUTIVE COMPENSATION

         Information   concerning  executive  compensation  is  incorporated  by
reference from the text under the caption "Executive Compensation" in the Proxy Statement for the 1999 Annual Meeting of Shareholders.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT - BENEFICIAL OWNERSHIP OF COMMON STOCK

         Information concerning ownership of the equity stock of the Bank by certain beneficial owners and management is incorporated by reference from page 4 and the text under the capital "Proposal One - Election of Directors" in the Proxy Statement for the 1999 Annual Meeting of Shareholders.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Information concerning certain relationships and related transactions with officers, directors, and the Bank is incorporated by reference from the text under the caption "Transactions with Management and Others" in the Proxy Statement for the 1999 Annual Meeting of Shareholders.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

                            SIX RIVERS NATIONAL BANK

Financial Statements as of December 31, 1998 and 1997 and for each of the Three Years in the Period Ended December 31, 1998 and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT


Six Rivers National Bank
Board of Directors and Stockholders
Eureka, California

We have audited the accompanying balance sheets of Six Rivers National Bank as of December 31, 1998 and 1997, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Six Rivers National Bank at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP
-------------------------
    DELOITTE & TOUCHE LLP

February 24, 1999

SIX RIVERS NATIONAL BANK

BALANCE SHEETS
DECEMBER 31
===================================================================================================

ASSETS                                                                   1998              1997
                                                                     -------------    -------------
Cash and cash equivalents:
   Cash and due from banks                                           $   8,357,082    $  11,954,920
   Federal funds sold and repurchase agreements                          9,330,000       64,880,000
                                                                     -------------    -------------
   Total cash and cash equivalents                                      17,687,082       76,834,920

Interest bearing deposits in other financial institutions (at cost
   which approximates fair value)                                        6,195,724        4,637,447
Held to maturity securities, at amortized cost                           1,485,000
Available for sale securities, at fair value                            59,791,846       15,777,664
Loans held for sale                                                     17,125,392        2,688,314

Loans receivable                                                        89,902,869       83,263,101
Less:  Allowance for loan losses                                         2,801,779        1,158,978
       Deferred loan fees                                                   75,318          171,139
                                                                     -------------    -------------
Net loans receivable                                                    87,025,772       81,932,984

Accrued interest receivable                                              1,288,493          854,916
Premises and equipment, net of accumulated depreciation                  4,518,958        4,165,671
Other real estate owned                                                    353,971          383,971
FHLB, Federal Reserve Bank and other securities                          1,014,776          659,345
Goodwill and core deposit intangibles, net of amortization               4,670,291        4,918,271
Other assets                                                             2,078,541          953,814
                                                                     -------------    -------------
TOTAL ASSETS                                                         $ 203,235,846    $ 193,807,317
                                                                     =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Deposits:
     Noninterest-bearing                                             $  25,260,108    $  22,480,080
     Interest-bearing                                                  134,384,521      127,740,712
     Time, $100,000 and over                                            23,287,418       22,512,685
                                                                     -------------    -------------
     Total deposits                                                    182,932,047      172,733,477

   Other borrowed funds                                                    677,204        1,118,901
   Accrued interest payable                                                532,055          424,685
   Other liabilities                                                       574,552          294,527
                                                                     -------------    -------------
Total liabilities                                                      184,715,858      174,571,590
                                                                     -------------    -------------

STOCKHOLDERS' EQUITY:
   Common stock, $5.00 par value, authorized 10,000,000
     shares; outstanding, 1,461,642 and 1,430,442 at
     December 31, 1998 and 1997                                          7,308,210        7,152,210
   Additional paid in capital                                           12,062,715       11,805,261
   Retained earnings (deficit)                                            (816,383)         308,334
   Accumulated other comprehensive loss, net of tax                        (34,554)         (30,078)
                                                                     -------------    -------------
Total stockholders' equity                                              18,519,988       19,235,727
                                                                     -------------    -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 203,235,846    $ 193,807,317
                                                                     =============    =============

See notes to financial statements

SIX RIVERS NATIONAL BANK

STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31
=======================================================================================================

                                                              1998             1997            1996
                                                           ------------    ------------    ------------
INTEREST INCOME:
   Loans and loan fees                                     $ 10,013,378    $  8,358,889    $  7,126,288
   Securities:
      U.S. Treasury securities and government agencies        3,281,683         753,625         849,791
      Other                                                     646,889         469,126         150,003
   Federal funds sold and repurchase agreements                 972,948         482,035         140,551
                                                           ------------    ------------    ------------
   Total interest income                                     14,914,898      10,063,675       8,266,633

INTEREST EXPENSE:
   Deposits                                                   5,991,474       3,922,009       3,242,629
   Other borrowings                                              75,889          70,386          66,543
                                                           ------------    ------------    ------------
   Total interest expense                                     6,067,363       3,992,395       3,309,172
                                                           ------------    ------------    ------------

NET INTEREST INCOME                                           8,847,535       6,071,280       4,957,461

PROVISION FOR LOAN LOSSES                                     3,904,111       2,240,708         276,000
                                                           ------------    ------------    ------------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                            4,943,424       3,830,572       4,681,461

NONINTEREST INCOME:
   Customer service fees                                      1,185,022         645,571         604,173
   Gain on sale of loans                                         36,512         333,273         234,991
   Other income                                                 373,180         246,146         115,544
                                                           ------------    ------------    ------------
   Total noninterest income                                   1,594,714       1,224,990         954,708

NONINTEREST EXPENSE:
   Salaries and employee benefits                             3,512,152       2,387,694       2,136,397
   Occupancy                                                  1,196,676         890,271         918,802
   Professional fees                                            966,460         253,941         134,315
   Advertising                                                  142,132         166,700          88,056
   Supplies                                                     289,575         150,143         168,741
   ATM expense                                                  234,180         138,707         105,657
   FDIC assessment                                               58,082          25,349           1,500
   Amortization of goodwill and core deposit intangibles        247,980          37,188
   Other real estate owned                                       30,000
   Other                                                      1,737,049         862,031         700,988
                                                           ------------    ------------    ------------
   Total noninterest expense                                  8,414,286       4,912,024       4,254,456
                                                           ------------    ------------    ------------

INCOME (LOSS) BEFORE PROVISION
 FOR INCOME TAXES                                            (1,876,148)        143,538       1,381,713

(PROVISION) BENEFIT FOR INCOME TAXES                            751,431         (25,526)       (580,193)
                                                           ------------    ------------    ------------

NET INCOME (LOSS)                                          $ (1,124,717)   $    118,012    $    801,520
                                                           ============    ============    ============
EARNINGS (LOSS) PER SHARE:
   Basic                                                   $      (0.77)   $       0.17    $       1.42
                                                           ============    ============    ============
   Diluted                                                 $      (0.77)   $       0.16    $       1.35
                                                           ============    ============    ============
See notes to financial statements

SIX RIVERS NATIONAL BANK

STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                                            ACCUMULATED
                                                                  ADDITIONAL  COMPREHENSIVE   RETAINED         OTHER
                                              COMMON STOCK          PAID-IN      INCOME       EARNINGS     COMPREHENSIVE
                                          SHARES        AMOUNT      CAPITAL      (LOSS)       (DEFICIT)    INCOME (LOSS)     TOTAL
                                          ------        ------      -------      ------       ---------    -------------     -----
Balance, January 1, 1996                  513,404  $ 2,567,020  $  2,417,358                 $ 107,871     $  (55,094)  $ 5,037,155
Comprehensive income:
   Net income                                                                $    801,520      801,520                      801,520
   Other comprehensive income
     net of taxes of $(101,363)
   Unrealized gain (loss) on
     available-for-sale securities
     net of reclassification
     adjustment of $5,000                                                         (84,882)                    (84,882)      (84,882)
                                                                             ------------
Total comprehensive income                                                        716,638
                                                                             ============
Common stock options exercised                210        1,050         1,050                                                  2,100
Stock dividend on common stock (10%)       51,226      256,130       461,028                  (717,158)
Cash paid in lieu of fractional shares                                                          (1,911)                      (1,911)
                                      -----------  -----------  ------------               -----------     ----------    -----------
Balance, December 31, 1996                564,840    2,824,200     2,879,436                   190,332       (139,976)    5,753,982

Comprehensive income:
   Net income                                                                     118,012      118,012                      118,012
   Other comprehensive income
     net of taxes of $(21,032)
   Unrealized gain (loss) on
     available-for-sale securities
     net of reclassification
     adjustment of $0                                                             109,898                     109,898       109,898
                                                                             ------------
Total comprehensive income                                                        227,910
                                                                             ============
Capital contribution                                                 399,942                                                399,942
Common stock options exercised              3,102       15,510        12,545                                                 28,055
Common stock issuance, net
   of offering expenses                   862,500    4,312,500     8,513,338                                             12,825,838
                                      -----------  -----------  ------------               -----------     ----------   -----------

Balance, December 31, 1997              1,430,442    7,152,210    11,805,261                   308,334        (30,078)   19,235,727

Comprehensive income:
   Net loss                                                                    (1,124,717)  (1,124,717)                  (1,124,717)
   Other comprehensive income
     net of taxes of $(24,989)
   Unrealized gain (loss) on
     available-for-sale securities
     net of reclassification
     adjustment of $0                                                              (4,476)                     (4,476)       (4,476)
                                                                             ------------
Total comprehensive income (loss)                                            $ (1,129,193)
                                                                             ============
Tax benefit derived from the exercise
   of stock options                                                   96,917                                                 96,917
Common stock options exercised             31,200      156,000       160,537                                                316,537
                                      -----------  -----------  ------------               -----------     ----------   -----------
Balance, December 31, 1998              1,461,642  $ 7,308,210  $ 12,062,715               $  (816,383)    $  (34,554)  $18,519,988
                                      ===========  ===========  ============               ===========     ==========   ===========

See notes to consolidated financial statements.

SIX RIVERS NATIONAL BANK

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31
=============================================================================================================

                                                                    1998             1997            1996
                                                                 ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                             $ (1,124,717)   $    118,012    $    801,520
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation                                                     538,954         454,068         468,512
     Amortization of goodwill and core deposit intangible             247,980          37,188
     Amortization and accretion on securities                         427,599          38,241          67,175
     Originations of loans held for sale                          (23,521,483)    (16,078,572)    (14,611,933)
     Proceeds from sale of loans                                    9,120,917      16,657,000      15,435,898
     Gain on sale of loans                                            (36,512)       (333,273)       (234,991)
     Benefit for deferred taxes                                      (518,970)           (211)        (14,415)
     Gain on sale of premises and equipment                            (2,619)
     Provision for losses on other real estate owned                   30,000
     Provision for loan losses                                      3,904,111       2,240,708         276,000
     Effect of changes in:
       Accrued interest receivable and other assets                (1,039,334)       (799,691)       (218,560)
       Accrued interest payable and other liabilities                 420,293        (189,147)       (293,883)
                                                                 ------------    ------------    ------------
Net cash provided by (used in) operating activities               (11,553,781)      2,144,323       1,675,323

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of available-for-sale securities                     (51,305,789)     (5,068,608)     (2,860,939)
   Proceeds from sales of available-for-sale securities                                               500,000
   Proceeds from maturities, calls, or repayments of available
     for sale securities                                            6,923,551       1,889,183       5,523,497
   Purchases of held to maturity securities                        (1,500,000)
   Proceeds from maturities of held to maturity securities                             15,000
   Purchases of FHLB Federal Reserve Bank and other securities       (355,431)        (82,249)
   Proceeds from sale of other real estate owned                                      147,139
   Net change in interest bearing deposits in other financial
     institutions                                                  (1,558,277)     (4,140,447)        788,000
   Net increase in loans                                           (8,996,899)    (14,723,489)    (18,757,756)
   Increase in goodwill and core deposit intangibles                               (4,955,459)
   Proceeds from sale of premises and equipment                         3,800
   Purchases of premises and equipment                               (893,422)     (1,743,260)       (492,175)
                                                                 ------------    ------------    ------------
Net cash used in investing activities                             (57,667,467)    (28,677,190)    (15,299,373)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposits                                        10,198,570      80,747,256      12,098,510
   Net change in other borrowed funds                                (441,697)       (251,827)        308,381
   Proceeds from common stock issuance, net of expenses                            12,825,838
   Common stock options exercised                                     316,537          28,055           2,100
   Capital contribution                                                               399,942
   Cash paid in lieu of fractional shares                                                              (1,911)
                                                                 ------------    ------------    ------------
Net cash provided by financing activities                          10,073,410      93,749,264      12,407,080
                                                                 ------------    ------------    ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (59,147,838)     67,216,397      (1,216,970)

CASH AND CASH EQUIVALENTS, beginning of year                       76,834,920       9,618,523      10,835,493
                                                                 ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, end of year                           $17,687,082     $ 76,834,920    $  9,618,523
                                                                 ============    ============    ============

ADDITIONAL INFORMATION:
Cash paid during the year for:
     Interest                                                    $  5,959,993    $  3,785,725    $  3,261,099
                                                                 ============    ============    ============
     Income taxes                                                                $    392,833    $    582,800
                                                                                 ============    ============
   Noncash transactions:
     Transfer of foreclosed loans from loans receivable
       to other real estate owned                                                $    270,694
                                                                                 ============
     Tax benefit derived from the exercise of stock options      $     96,917
                                                                 ============

See notes to financial statements.

SIX RIVERS NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
================================================================================

1.       SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS - Six Rivers National (Bank) is a nationally chartered bank which commenced banking operations on December 27, 1989. In November 1997, the Bank completed the acquisition of four additional branches, increasing operations to eight branches. The Bank operates these eight branches in Humboldt, Mendocino, Trinity, and Del Norte Counties in Northern California. The Bank operates as one business segment providing business banking services to the Bank's clients in Northern California. The Bank's principal business consists of attracting deposits from the general public and using the funds to originate commercial, real estate and installment loans to customers, who are predominately small and middle market businesses and middle income individuals. The Bank's primary source of revenues is interest income from its loan and investment securities portfolios. The Bank is not dependent on any single customer for more than ten percent of the Bank's revenues.

         GENERAL - The accounting and reporting policies of Six Rivers National Bank conform with generally accepted accounting principles and prevailing practices within the banking industry. The Bank follows the accrual method of accounting.

         USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The more significant accounting and reporting policies are discussed below.

         CASH AND CASH EQUIVALENTS - For purposes of the statements of cash flows, cash and cash equivalents have been defined as cash, demand deposits with correspondent banks, repurchase agreements and federal funds sold. Generally, repurchase agreements are sold for eight to fourteen day periods and federal funds are sold for one day periods. Cash equivalents have remaining terms to maturity of three months or less from the date of acquisition.

         INVESTMENTS - The Bank's policy with regard to investments is as follows:

                AVAILABLE FOR SALE SECURITIES are carried at fair value. Unrealized gains and losses resulting from changes in fair value are recorded, net of tax, as a separate component of stockholders' equity. Gains or losses on disposition are recorded in other operating income based on the net proceeds received and the carrying amount of the securities sold, using the specific identification method.

                HELD TO MATURITY SECURITIES are carried at cost adjustment for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. The Bank's policy of carrying such investment securities at amortized cost is based upon it's ability and management's intent to hold such securities to maturity.

         At December 31, 1998 and 1997, the Bank did not have any securities considered to be held for trading. LOANS RECEIVABLE - Loans are reported at the principal amount outstanding adjusted for any specific charge-offs. Interest on loans is calculated by using the simple
         interest   method  on  the  daily  balance  of  the  principal   amount
         outstanding.

         The accrual of interest on impaired loans is discontinued when reasonable doubt exists as to the full and timely collection of interest and principal, or when a loan becomes contractually past due by 90 days or more with respect to interest or principal (unless the loan is well secured and in the process of collection) and such loans are designated as nonaccrual loans. When a loan is placed on nonaccrual status, all accrued but unpaid interest revenue is reversed by a charge to earnings. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is determined by management to be probable. Interest accruals are resumed on such loans when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

         ALLOWANCE FOR LOAN LOSSES - The Bank provides for possible loan losses by a charge to operating income based upon the composition of the loan portfolio, past loan loss experience, current economic conditions and other factors which, in management's judgment, deserve recognition in estimating loan losses. Management will charge off loans when it determines there has been a permanent impairment of the related carrying values. Management attributes general reserves to different types of loans using percentages which are based upon perceived risk associated with the portfolio and underlying collateral, historical loss experience, and vulnerability to changing economic conditions which may affect the collectibility of the loans. Specific reserves are allocated for impaired loans, for loans which have experienced a decline in internal loan grading, and when management believes additional loss exposure exists. Although the allowance for loan losses is allocated to various portfolio segments, it is general in nature and is available for the loan portfolio in its entirety. Management believes that the allowance for loan losses is adequate to absorbed losses inherent in existing loans and commitments to extend credit. While management uses available information to estimate the allowance for loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

         The Bank considers a loan impaired if, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured of impairment based on the fair value of the collateral.

         DEFERRED LOAN FEES - Loan origination fees and related direct costs are deferred and amortized to income by a method approximating the level yield interest method over the estimated lives of the underlying loans.

         LOANS HELD FOR SALE are stated at lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis. Valuation adjustments are charged against noninterest income.

         PREMISES AND EQUIPMENT - Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, generally 20 to 30 years for buildings and 4 to 10 years for furniture, fixtures and equipment. Leasehold improvements are amortized on the straight-line basis over the period of the leases or the estimated useful lives, whichever is shorter. Expenditures for major renewals and betterments of premises and equipment are capitalized and those for maintenance and repairs are charged to operations as incurred.

         OTHER REAL ESTATE OWNED - Real estate properties acquired through, or in lieu of, foreclosure are expected to be sold and are recorded at the date of foreclosure at the lower of the recorded investment in the property or its fair value less estimated costs to sell (fair value) establishing a new cost basis through a charge to allowance for loan losses, if necessary. Any subsequent write-downs are recorded as a valuation allowance and charged against operating expenses. Operating expenses of such properties, net of related income, are included in noninterest expenses and gains and losses on their disposition are included in noninterest income or noninterest expense.

         GOODWILL AND CORE DEPOSIT INTANGIBLES - In November 1997, the Bank purchased four additional branches. As a result of this acquisition the Bank recorded goodwill and core deposit intangibles which are being amortized over 20 years by the straight line method. Amortization expense charged to operations for the years ended December 31, 1998 and 1997 was $247,980 and $37,188.

         ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES - The Bank originates and sells residential mortgage loans to the Federal National Mortgage Association
         (FNMA) and others. The Bank retains the servicing on all loans sold. Deferred origination fees and expenses are recognized at the time of sale in the determination of the gain or loss. To calculate the gain
         (loss) on sale of loans, the Bank's investment in a loan is allocated between the servicing retained and the loan, based on the relative fair market value of each portion. The gain (loss) is recognized at the time of sale based on the difference between the sale proceeds and the allocated carrying value of the related loans sold. The fair value of the contractual servicing is reflected as a servicing asset which is amortized over the period of estimated net servicing income using a method approximating the interest method. The servicing asset is included in other assets, and is evaluated for impairment.

         INCOME TAXES - The Bank accounts for income taxes based on the asset and liability method. Deferred tax assets and liabilities are calculated by applying applicable tax laws to the differences between the financial statement basis and the tax basis of assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

         OTHER BORROWED FUNDS - Other borrowed funds consist of amounts borrowed from the Federal Reserve Bank (FRB) related to Treasury Tax and Loan notes and amounts borrowed from the Federal Home Loan Bank (FHLB) collateralized by certain real estate loans.

         STOCK-BASED COMPENSATION - The Bank accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles board (APB) No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. No compensation expense has been recognized in the financial statements for employee stock arrangements. The Company presents the required pro from disclosures of the effect of stock-based compensation on net income and earnings per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

         EARNINGS (LOSSES) PER SHARE - Basic earnings (losses) per share is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised and converted into common stock.

         COMPREHENSIVE INCOME - The Bank has retroactively adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which requires that an enterprise report and display, by major components and as a single total, the change in its net assets during the period from nonowner sources. The adoption of this Statement resulted in a change in the financial statement presentation but did not have an impact on the Bank's financial position, results of operations or cash flows.

         DISCLOSURES ABOUT SEGMENTS OF AND ENTERPRISE - On January 1, 1998, the Bank adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. This statement will not impact the Bank's financial position, results of operations or cash flows. Management evaluates the Bank's performance as a whole and does not allocate resources based on the performance of different lending or transaction activities and reports its operations on the basis of a single business segment.

         NEW ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The statement establishes accounting and reporting standards for derivative instruments and hedging activities. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Bank is the process of determining the impact of adopting SFAS No. 133, on the Bank's financial position and results of operations.

         RECLASSIFICATIONS - Certain reclassifications have been made to the 1997 and 1996 financial statements to conform with the 1998 financial statement presentation.


2.       CASH AND DUE FROM BANKS

         At December 31, 1998, maintained a reserve of $320,000 with the Federal Reserve Bank. At December 31, 1997 was not required to maintain reserve balances with the Federal Reserve Bank.

3.       SECURITIES

         At December 31, the amortized cost of securities and their approximate fair values are as follows:

                                                                       Gross           Gross             Carrying
                                                     Amortized       Unrealized      Unrealized           Amount
                                                       Cost             Gains          Losses          (Fair Value)
                                                   ------------      ----------      ----------       -------------
         AVAILABLE FOR SALE SECURITIES:
         DECEMBER 31, 1998
         U.S. Treasury Securities                  $  1,499,180       $  9,454       $   (4,884)      $   1,503,750
         Federal National Mortgage
         Association notes                           22,565,802         21,114         (122,381)         22,464,535
         Federal Home Loan Mortgage
           Corporation notes                         12,524,494         27,125          (20,287)         12,531,332
         Corporate and other securities              11,146,764         72,464          (74,206)         11,145,022
         Obligations of foreign governments             507,106         21,644                              528,750
         Other U.S. Government Agency
           securities                                11,608,043         46,951          (36,537)         11,618,457
                                                   ------------       --------       ----------       -------------

                                                   $ 59,851,389       $198,752       $ (258,295)      $  59,791,846
                                                   ============       ========       ==========       =============


         DECEMBER 31, 1997
         U.S. Treasury securities                  $    998,752       $  4,688                        $   1,003,440
         Federal National Mortgage
           Association notes                          5,802,413                      $  (26,761)          5,775,652
         Federal Home Loan Mortgage
           Corporation notes                          3,353,400                         (45,206)          3,308,194
         Corporate and other securities               1,128,434         32,573                            1,161,007
         Obligations of foreign governments             523,496         13,854                              537,350
         Other U.S. Government Agency
           securities                                 4,022,279                         (30,258)          3,992,021
                                                   ------------       --------       ----------       -------------

                                                   $ 15,828,774       $ 51,115       $ (102,225)      $  15,777,664
                                                   ============       ========       ==========       =============


                                                    Carrying
                                                     Amount             Gross          Gross
                                                   (Amortized        Unrealized      Unrealized           Fair
                                                      Cost)             Gains          Losses             Value
                                                   ------------       --------       ----------       -------------
         HELD TO MATURITY SECURITIES:

         DECEMBER 31, 1998
         Corporate and other securities            $  1,485,000       $ 14,850                        $   1,499,850
                                                   ============       ========           ========     =============

         There were no gross realized gains on sales of securities or gross realized losses on sales of securities in 1998 and 1997. Gross realized gains on sales of available-for-sale securities was $2,500 in 1996.

         Scheduled maturities of held-to-maturity and available-for-sale securities at December 31, 1998 are shown below. The Bank invests in collateralized mortgage obligations (CMOs) issued by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and Government National Mortgage Association. Actual maturities of CMOs and other securities may differ from contractual maturities because borrowers have the right to prepay mortgages without penalty or call obligations with or without call penalties. The Bank uses the "Wall Street" consensus average life at the time the security is purchased to schedule maturities of these CMOs and adjusts scheduled maturities periodically based upon changes in the "Wall Street" estimates.

                                             HELD TO MATURITY SECURITIES AVAILABLE-FOR-SALE SECURITIES
                                             --------------------------- -----------------------------

                                             AMORTIZED
                                               COST                                        FAIR VALUE
                                             (CARRYING          FAIR        AMORTIZED       (CARRYING
                                              AMOUNT)           VALUE         COST           AMOUNT)
                                            -----------       ----------   -----------     -----------
         Due in one year or less                                           $ 5,324,666     $ 5,346,164
         Due from one year to five years                                    39,485,084      39,450,435
         Due from five to ten years                                          8,488,406       8,486,456
         Due after ten years                $ 1,485,000       $1,499,850     6,553,233       6,508,791
                                            -----------       ----------   -----------     -----------

                                            $ 1,485,000       $1,499,850   $59,851,389     $59,791,846
                                            ===========       ==========   ===========     ===========

         At December 31, 1998 and 1997, securities having carrying amounts of approximately $2,675,000 and $2,888,000 were pledged as collateral for treasury tax and loan balances, the U.S. Bankruptcy Court, and for other purposes required by law or contract.


4.       LOANS RECEIVABLE

         The Bank's borrowers are primarily located in Humboldt, Mendocino, Trinity and Del Norte Counties. At December 31, 1998, approximately 48% of the Bank's loan portfolio is comprised of real estate mortgage loans of which 46% are principally one to four family residential mortgage loans and 54% is secured by commercial real estate. Approximately 37% of the Bank's loans are for commercial loans, which are not concentrated in any particular industry. Approximately 9% of the loan portfolio is comprised of installment and other loans. The remaining 6% of the portfolio are real estate construction loans. The Bank's service area has a concentration of timber related companies, and accordingly, the ability of some of the Bank's borrowers to repay loans may be affected by the performance of this sector of the economy. The Bank has an insignificant amount of direct timber-related loans. Virtually all loans are collateralized, and a significant portion has adjustable rates. Generally, real estate loans are secured by real property and other loans are secured by bank deposits, real estate and business or personal assets. Repayment is generally expected from the cash flow of the borrowers.

         The major classifications of loans at December 31 are summarized as follows:

                                                    1998              1997
                                               --------------    --------------
         Commercial                            $   33,633,699    $   33,215,817
         Real estate-commercial                    23,440,188        19,662,449
         Real estate-mortgage                      19,830,777        16,729,873
         Real estate-construction                   4,907,309         4,507,255
         Installment and other                      8,090,896         9,147,707
                                               --------------    --------------

         Total loans                               89,902,869        83,263,101

         Less:  Allowance for loan losses           2,801,779         1,158,978
                Deferred loan fees                     75,318           171,139
                                               --------------    --------------

         Net loans receivable                  $   87,025,772    $   81,932,984
                                               ==============    ==============


         At December 31, 1998 and 1997, the Bank serviced real estate loans and loans guaranteed by the Small Business Administration which it had sold to the secondary market of $49,471,251 and $57,924,394, respectively.

         Certain real estate loans receivable are pledged as collateral for available borrowings with the FHLB and for public deposits as required by law. Pledged loans totaled $5,784,367 and $7,615,027 at December 31, 1998 and 1997.


5.       ALLOWANCE FOR LOAN LOSSES AND IMPAIRED LOANS

         A summary of the activity in the allowance for loan losses for the years ended December 31 is as follows:

                                                     1998          1997          1996
                                                  -----------   -----------   ---------
         Balance at beginning of year             $ 1,158,978   $   806,778   $ 695,712
            Provision charged to operations         3,904,111     2,240,708     276,000
            Loans charged off, net of recoveries   (2,261,310)   (1,888,508)   (164,934)
                                                  -----------   -----------   ---------

         Balance at end of year                   $ 2,801,779   $ 1,158,978   $ 806,778
                                                  ===========   ===========   =========

         At December 31, 1998 and 1997, the recorded investment in loans for which impairment has been recognized was approximately $3,137,188 and $2,990,514. The total allowance for loan losses related to those loans was $869,031 and $386,136 at December 31, 1998 and 1997. For the years ended December 31, 1998, 1997 and 1996 the average recorded investment in loans for which impairment has been recognized was approximately $2,444,437, $2,516,383 and $1,543,554. During the portion of 1998, 1997 and 1996 that the loans were impaired, the Bank recognized $59,798, $15,820, and $202,324 respectively, of interest income on such loans for cash payments received. The Bank uses the cash basis method of income recognition for impaired loans.

         Included in the impaired loans are loans on nonaccrual status of $2,895,617, $2,823,945 and $1,519,414 at December 31, 1998, 1997 and
         1996. Foregone interest on nonaccrual loans was $213,344, $382,935 and $198,572 in 1998, 1997 and 1997, respectively. At December 31, 1998 and 1997, there were no commitments to lend additional funds to borrowers whose loans were restructured or classified as nonaccrual.

6.       PREMISES AND EQUIPMENT

         Premises and equipment at December 31 are summarized as follows:

                                                       1998          1997
                                                   ------------- ------------
         Land                                      $     715,782 $    715,782
         Buildings                                     1,826,929    1,826,929
         Leasehold improvements                          190,959      190,959
         Furniture, fixtures and equipment             3,932,771    3,444,382
         Work in process                                 436,878       41,945
                                                   ------------- ------------
                                                       7,103,319    6,219,997

         Accumulated depreciation and amortization    (2,584,361)  (2,054,326)
                                                   ------------- ------------

         Premises and equipment, net               $   4,518,958 $  4,165,671
                                                   ============= ============


7.       DEPOSITS

         Included in interest-bearing and time, $100,000 and over deposits are time deposits at December 31, 1998, with scheduled maturities as follows:

                           1999                               $   60,732,822
                           2000                                    6,474,160
                           2001                                    3,521,373
                           2002                                      587,949
                           2003 and thereafter                       887,471
                                                              --------------
                                                              $   72,203,775
                                                              ==============

8.       OTHER BORROWED FUNDS

         Other borrowed funds at December 31, 1998 represent amounts borrowed from the Federal Reserve Bank and the Federal Home Loan Bank. Amounts borrowed from the FRB of $39,125 consist of Treasury Tax and Loan notes and generally are required to be repaid within 30 days from the transaction date and are not included in the schedule below. The amount borrowed from the FHLB of $638,079 bears interest at 6.55%, matures in 2005 and is collateralized by certain real estate loans. The Bank's noncancelable payments (principal and interest) related to this borrowing at December 31, 1998 are as follows:

           1999                                                     $   116,079
           2000                                                         116,079
           2001                                                         116,079
           2002                                                         116,079
           2003 and thereafter                                          328,890
                                                                    -----------
                                                                    $   793,206
                                                                    ===========

9.       INCOME TAXES

         The provision for income taxes for the years ended December 31 are summarized as follows:

                                                   1998          1997          1996
                                                -----------   ----------   -----------
         Currently payable:
             Federal                            $  (266,788)  $   28,222   $   461,861
             State                                   34,327       (2,485)      132,747
                                                -----------   ----------   -----------

         Total                                     (232,461)      25,737       594,608

         Deferred:
             Federal                               (262,215)      43,921         2,853
             State                                 (256,755)     (44,132)      (17,268)
                                                -----------   ----------   -----------

         Total                                     (518,970)        (211)      (14,415)
                                                -----------   ----------   -----------

         Provision (benefit) for income taxes   $  (751,431)  $   25,526   $   580,193
                                                ===========   ==========   ===========

         A reconciliation of the federal statutory tax rate to the effective tax rate on income is as follows:

                                                      1998       1997     1996
                                                     -----      -----     ----
         Federal statutory tax rate                  (35.0)%     35.0%    35.0%
         State income taxes, net of federal benefit   (7.8)%    (21.4)%    5.5
         Other                                         2.7%       4.2%     1.5
                                                     -----      -----     ----
                                                     (40.1)%     17.8%    42.0%
                                                     =====      =====     ====

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. The significant components of the Bank's net deferred tax asset (liability), included in other assets at December 31, were as follows:

                                                                                      1998              1997
                                                                                   ----------       -----------
         Deferred tax assets:
             Allowance for loan losses                                             $  724,789       $   304,493
             Securities marked to market for tax purposes                              67,124            29,601
             Unrealized loss on securities available for sale                          25,021            21,032
             Other                                                                    204,117             2,189
                                                                                   ----------       -----------

             Total deferred tax assets                                             $1,021,051       $   357,315
                                                                                   ==========       ===========

         Deferred tax liabilities:
             Deferred loan fee costs                                               $ (221,676)      $  (163,977)
             Originated mortgage servicing rights                                    (103,132)         (103,132)
             State taxes                                                             (102,799)          (16,608)
             Purchase premium and startup costs                                       (44,810)          (12,029)
             Depreciation                                                             (20,895)          (13,338)
             FHLB stock dividends                                                     (10,493)
             Cash to accrual adjustment                                                                 (37,791)
             Securities marked to market for tax purposes                                               (16,153)
                                                                                   ----------       -----------

             Total deferred tax liabilities                                          (503,805)         (363,028)
                                                                                   ----------       -----------

         Deferred tax asset (liability) - net                                      $  517,246       $    (5,713)
                                                                                   ==========       ===========

         The Bank believes that it is more likely than not that it will realize the above deferred net tax asset in the future periods; therefore, no valuation allowance has been provided against its deferred tax assets.

10.      EARNINGS PER SHARE

         There was no difference in the numerator used in the calculations of basic earnings per share and diluted earnings per share. The following reconciles the denominator used in the calculation of basic earnings per common share and diluted earnings per common and equivalent share for each of the years ended December 31, 1997 and 1996. For the year ended December 31,1998, the effect of including outstanding options in the calculation for diluted earnings per share would be antidilutive as the Bank had a net loss. As a result, the effect of those outstanding options has not been included in the calculations.

                                                               1998          1997          1996
                                                          -------------   ----------   -----------
         CALCULATION OF BASIC EARNINGS PER SHARE
         Numerator - net income (loss)                    $ (1,124,717)   $  118,012   $   801,520
         Denominator - weighted average common
         shares outstanding                                   1,453,094      712,093       564,840
                                                          -------------   ----------   -----------
         Basic Earnings (Loss) Per Share                  $       (0.77)  $     0.17   $      1.42
                                                          =============   ==========   ===========

         CALCULATION OF DILUTED EARNINGS PER SHARE
         Numerator - net income (loss)                    $  (1,124,717)  $  118,012   $   801,520
         Denominator:
            Weighted average common shares outstanding        1,453,094      712,093       564,840
            Dilutive effect of outstanding options                            40,386        27,269
                                                          -------------   ----------   -----------
         Weighted average common shares-diluted               1,453,094      752,479       592,109
                                                          -------------   ----------   -----------
         Diluted Earnings (Loss) Per Share                $       (0.77)  $     0.16   $      1.35
                                                          =============   ==========   ===========

11.      COMMITMENTS AND CONTINGENT LIABILITIES

         The Bank is involved in certain legal actions arising from normal business activities. Management, based upon the advice of legal counsel, believes that the ultimate resolution of all pending actions will not have a material effect on the financial statements.

         The Bank has operating leases for certain premises and equipment. Rent expense for the years ended December 31, 1998, 1997 and 1996 was $189,770, $144,127, and $163,622, respectively.

         The following schedule represents the Bank's noncancelable future minimum scheduled lease payments for the McKinleyville and Garberville branch premises at December 31, 1998:

                           1999                      $    150,324
                           2000                           150,324
                           2001                           150,324
                           2002                           150,324
                           2003 and thereafter            675,000
                                                     ------------
                                                     $  1,276,296
                                                     ============

         The Bank was contingently liable under standby letters of credit issued on behalf of its customers in the amount of $10,000 and $60,000 at December 31, 1998 and 1997. Commercial and consumer lines of credit, and real estate loans of approximately $14,729,000 and $13,776,000 were undisbursed at December 31, 1998 and 1997. These instruments involve, to varying degrees, elements of credit and market risk in excess of the amounts recognized in the balance sheet. The contractual or notional amounts of these transactions express the extent of the Bank's involvement in these instruments and do not necessarily represent the actual amount subject to credit loss. However, at December 31, 1998 and 1997, no losses are anticipated as a result of these commitments.

         Loan commitments are typically contingent upon the borrower meeting certain financial and other covenants, and such commitments typically have fixed expiration dates and require payment of a fee. As many of these commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The bank evaluates each potential borrower and the necessary collateral on an individual basis. Collateral varies, but may include real property, bank deposits, debt securities, equity securities, or business assets.

         Standby letters of credit are conditional commitments written by the Bank to guarantee the performance of a customer to a third party. These guarantees are issued primarily relating to inventory purchases by the Bank's commercial and technology division customers, and such guarantees are typically short-term. Credit risk is similar to that involved in extending loan commitments to customers, and the Bank accordingly uses evaluation and collateral requirements similar to those for loan commitments. Virtually all of such commitments are collateralized.

12.      RELATED PARTY TRANSACTIONS

         In the normal course of business, the Bank makes loans to directors, executive officers and principal shareholders on substantially the same terms, including interest rates and collateral, as comparable transactions with unaffiliated persons. Loan activity with directors, executive officers, principal shareholders and their associates for the year ended December 31 was as follows (renewals are reflected as new loans and repayments):

                                                 1998                1997
                                             ------------       -------------
         Balance, at beginning of year       $  1,550,591       $   1,008,374
         Additions                                394,262           1,216,259
         Collections                             (706,393)           (674,042)
                                             ------------       -------------

         Balance, at end of year             $  1,238,460       $   1,550,591
                                             ============       =============


13.      STOCK BASED COMPENSATION

         The Bank has a stock option plan under which directors, officers and employees may be granted options to purchase shares of common stock at a price not less than the fair market value on the date of grant. Options vest when granted.

         Unexercised options expire 10 years from the date of grant, currently 1999 to 2006. The exercise price for all options outstanding at December 31, 1998 was $8.66 to $17.38 per share. Options for 14,797 shares remain available for grant under the plan.

         A summary of stock options follows:
                                                                    WEIGHTED
                                                     STOCK           AVERAGE
                                                    OPTIONS      EXERCISE PRICE
                                                    -------      --------------

         Outstanding and exercisable
            at January 1, 1996                       70,409          $ 9.01

         Options granted                             24,050          $11.82
         Options expired/canceled                      (840)         $ 9.88
         10% stock dividend                           9,320          $ 9.73
         Option exercised                              (210)         $10.00
                                                    -------

         Outstanding and exercisable at
            December 31, 1996                       102,729          $ 9.73

         Options expired/canceled                      (115)         $ 9.05
         Options exercised                           (3,102)         $ 9.05
                                                    -------

         Outstanding and exercisable at
            December 31, 1997                        99,512          $ 9.76

         Options granted                             55,106          $16.21
         Options expired/canceled                    (3,180)         $16.78
         Options exercised                          (31,200)         $10.15
                                                    -------

         Outstanding and exercisable at
            December 31, 1998                       120,238          $12.43
                                                    =======


         Information about stock options outstanding at December 31, 1998 is summarized as follows:

                                                                     WEIGHTED                          WEIGHTED
                                                                      AVERAGE                           AVERAGE
                                                    AVERAGE          EXERCISE                          EXERCISE
                RANGE OF                           REMAINING         PRICE OF                          PRICE OF
                EXERCISES          OPTIONS        CONTRACTUAL         OPTIONS          OPTIONS          OPTIONS
                 PRICES          OUTSTANDING     LIFE (YEARS)       OUTSTANDING      EXERCISABLE      EXERCISABLE
                ---------        -----------     ------------       -----------      -----------      -----------
              $8.65 - $8.69        12,551            3.25               $8.66           12,551            $8.66
              $9.09 - $9.35        40,663            6.22               $9.18           40,663            $9.18
             $11.25 - $12.88       26,824            8.42              $11.68           26,824           $11.68
                 $17.38            40,200            9.25              $17.38           40,200           $17.38

         The Bank applies APB Opinion 25 and related interpretations in accounting for its stock option plan. Under the intrinsic value method no compensation cost has been recognized for its stock option grants. SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION requires disclosure of pro forma net income and earnings per share had the Bank adopted the fair value method as of the beginning of 1996. Had compensation cost for the grants been determined based upon the fair value method, the Bank's net income and earnings per share would have been adjusted to the pro forma amounts indicated below.

                                                                         1998         1997       1996
                                                                     ------------   --------   --------
         Net income (loss):
           As reported                                               $(1,125,000)   $118,000   $802,000
           Pro forma                                                 $(1,349,000)   $118,000   $707,000

         Basic earnings (loss) per common share:
           As reported                                               $     (0.77)   $   0.17   $   1.42
           Pro forma                                                 $     (0.93)   $   0.17   $   1.25

         Diluted earnings (loss) per common and equivalent share:
           As reported                                               $     (0.77)   $   0.16   $   1.35
           Pro forma                                                 $     (0.93)   $   0.16   $   1.19


         No options were granted in 1997. The fair value of the options granted during 1998 and 1996 is estimated as $385,285 and $163,307 on the date of grant using a binomial option-pricing model with the following assumptions: no annual dividend, volatility of 22.7% and 22.5%, risk-free interest rate of 4.66% and 6.90%, assumed forfeiture rate of zero, and an expected life of ten years. The weighted average per share fair value of the 1998 and 1996 awards was $16.21 and $11.82, respectively.

14.      REGULATORY MATTERS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and, possibly, additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

         The most recent notifications from the Federal Deposit Insurance Corporation for the Bank as of December 31, 1998 and 1997, categorized the Bank as well capitalized under the regulatory framework for prompt correction action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. Subsequent to year end, the Bank was notified that it would be required to enter into a Consent Order Agreement with the Office of the Comptroller of the Currency ("OCC") (see Note 17).

         The Bank's capital ratios at December 31 are shown as follows:

                                                                                            TO BE CATEGORIZED
                                                                                                  AS WELL
                                                                                                CAPITALIZED
                                                                                                UNDER PROMPT
                                                                       FOR CAPITAL           CORRECTION ACTION
                                                ACTUAL               ADEQUACY PURPOSES            PROVISIONS
                                          ------------------      MINIMUM       MINIMUM     MINIMUM       MINIMUM
                                          AMOUNT       RATIO       AMOUNT        RATIO       AMOUNT        RATIO
                                          ------       -----      -------       -------     -------       -------
         As of December 31, 1998:
          Total capital
             (to risk weighted assets) $  15,454,997   12.30%   $  10,049,842     8.0%    $  12,562,365    10.0%
          Tier I capital
             (to risk weighted assets) $  13,884,251   11.05%   $   5,024,946     4.0%    $   7,537,419     6.0%
          Tier I capital
             (to average assets)       $  13,884,251    6.73%   $   8,255,391     4.0%    $  10,319,239     5.0%

          As of December 31, 1997:
          Total capital
             (to risk weighted assets) $  15,506,512   10.26%   $  12,089,336     8.0%    $  15,111,670    10.0%
          Tier I capital
             (to risk weighted assets) $  14,347,534    9.49%   $   6,044,668     4.0%    $   9,067,002     6.0%
          Tier I capital
             (to average assets)       $  14,347,534    8.69%   $   6,606,098     4.0%    $   8,257,622     5.0%

         Under federal and California state banking laws, dividends paid by the Bank in any calendar year may not exceed certain limitations without the prior written approval of the appropriate bank regulatory agency. At December 31, 1998, no amounts were available for dividends without prior approval of the Bank's regulators.

         During 1997, as a result of a regulatory examination, the OCC asserted that the Bank committed a lending limit violation. During the fourth quarter of 1997, the Bank charged off four loans in the amount of $799,942. The Board of Directors of the Bank voluntarily purchased two of the loans alleged to be in violation of the Bank's lending limit in the amount of $399,942 by providing additional paid-in capital to the Bank.

         During 1998, as a result of a regulatory examination, the OCC asserted that the Bank committed a second lending limit violation regarding a loan that had been submitted to but not yet received approval for a guarantee by the United States Department of Agriculture (USDA). Subsequent to year end, the Bank received approval for the guarantee from the USDA.

15.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following are certain disclosures regarding the estimated fair value of financial instruments for which it is practicable to estimate. Although management uses its best judgment in assessing fair value, there are inherent weaknesses in any estimating technique that may be reflected in the fair values disclosed. The fair value estimates are made at a discrete point in time based on relevant market data, information about the financial instruments, and other factors. Estimates of fair value of instruments without quoted market prices are subjective in nature and involve various assumptions and estimates that are matters of judgment. Changes in the assumptions used could significantly affect these estimates. Fair value has not been adjusted to reflect changes in market conditions subsequent to December 31,
         1998, therefore, estimates presented herein are not necessarily indicative of amounts which could be realized in a current transaction.

         The following estimates and assumptions were used as of December 31, 1998 and 1997 to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

         (a) CASH AND CASH EQUIVALENTS AND INTEREST BEARING DEPOSITS IN OTHER FINANCIAL INSTITUTIONS - The carrying amount represents a reasonable estimate of fair value.

         (b) SECURITIES - Held to maturity securities are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Available for sale securities are carried at fair value, FHLB, federal reserve, and other securities are based on the carrying amount which represents a reasonable estimate of fair value.

         (c) LOANS RECEIVABLE AND LOANS HELD FOR SALE - Commercial loans, residential mortgages, and construction loans, are segmented by fixed and adjustable rate interest terms, by maturity, and by performing and nonperforming loans and loans held for sale.

                The fair value of performing loans is estimated by discounting contractual cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Assumptions regarding credit risk, cash flow, and discount rates are judgmentally determined using available market information. The fair value of loans held for sale is estimated based on current market information for similar loans.

                The fair value of nonperforming loans and loans delinquent more than 30 days is estimated by discounting estimated future cash flows using current interest rates with an additional risk adjustment reflecting the individual characteristics of the loans.

         (d) DEPOSIT LIABILITIES - Noninterest bearing and interest bearing demand deposits and savings accounts are payable on demand and are assumed to be at fair value. Time deposits are based on the discounted value of contractual cash flows. The discount rate is based on rates currently offered for deposits of similar size and remaining maturities.

         (e) OTHER BORROWED FUNDS - The fair value of other borrowed funds is estimated by discounting the contractual cash flows using the current interest rate at which similar borrowing for the same remaining maturities could be made.

         (f) COMMITMENTS TO FUND LOANS/STANDBY LETTERS OF CREDIT - Commitments are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The differences between the carrying value of commitments to fund loans or stand by letters of credit and their fair value is not significant and, therefore, not included in the following table.

                The estimated fair values of the Bank's financial instruments as of December 31 are as follows:

                                                                  1998                             1997
                                                    -------------------------------    ----------------------------
                                                      CARRYING             FAIR          CARRYING          FAIR
                                                       AMOUNT              VALUE          AMOUNT           VALUE
                                                    -------------      ------------    ------------    ------------
         FINANCIAL ASSETS:
         Cash and cash equivalents                  $  17,687,082      $ 17,687,082    $ 76,834,920    $ 76,834,920
         Interest bearing deposits in other
           financial institutions                       6,195,724         6,195,724       4,637,447       4,637,447
         Held to maturity securities                    1,485,000         1,485,000
         Available-for-sale securities                 59,791,846        59,791,846      15,777,664      15,777,664
         FHLB, federal reserve, and
           other securities                             1,014,776         1,014,776         659,345         659,345
         Loans receivable and loans held
           for sale                                   107,028,261       106,487,000      85,951,415      86,112,700

         FINANCIAL LIABILITIES:
         Deposits                                     182,932,047       182,367,000     172,733,477     172,596,890
         Other borrowed funds                             677,204           677,204       1,118,901       1,118,901

16.      BRANCH ACQUISITION

         In November 1997, Six Rivers National Bank completed the acquisition of four branches located in Humboldt, Mendocino, and Trinity Counties. As a result of the branch acquisition and under the terms of the Purchase and Assumption Agreement dated June 27, 1997, the Bank paid the net book value of the branch fixtures and equipment, the fair market value of the branch real property owned, and a premium on the deposits. The Bank recorded cash of approximately $1,688,000, recorded premises and equipment and intangible assets of approximately $6,046,000 and recorded liabilities, primarily consisting of deposits, of approximately $69,053,000.

17.      SUBSEQUENT EVENT

         On February 24, 1999 the Office of the Comptroller of the Currency notified the Bank that it would be required to enter into a Consent Order ("Order"). The final Order has not been issued, however, the draft language of the Order requires that the Bank formulate and implement a plan to strengthen its policies and procedures relative to its loan administration, credit and collateral exceptions, classified assets, allowances for loan losses and violations of law related to lending limits. The Board of Directors has agreed to execute the Order once finalized. At that time, the Board is expected to adopt an action plan detailing the actions necessary to comply with the Order.


                                     ******

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchanged Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 29, 1999.


                                     SIX RIVERS NATIONAL BANK
                                     (Registrant)


                                     By  /s/ MICHAEL W. MARTINEZ
                                         -------------------------------------
                                             Michael W. Martinez
                                             President/Chief Executive Officer
                                             and Principal Financial Officer

By  /s/ WILLIAM T. KAY                                     March 30, 1999
    --------------------------------------------
        William T. Kay, Director


By  /s/ DOLORES M. VELLUTINI                               March 29, 1999
    --------------------------------------------
        Dolores M. Vellutini, Director


By  /s/ KEVIN D. HARTWICK                                  March 29, 1999
    --------------------------------------------
        Kevin D. Hartwick, Director


By  /s/ WARREN L. MURPHY                                   March 26, 1999
    --------------------------------------------
        Warren L. Murphy, Director


By                                                         March ____, 1999
    --------------------------------------------
        Michael McGowan, Director


By                                                         March ____, 1999
    --------------------------------------------
         Michael W. Martinez, Interim President/
         Chief Executive Officer and Principal
         Financial Officer